Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED CREDIT AGREEMENT

by and among

PRIMUS TELECOMMUNICATIONS CANADA INC.,

as Borrower,

and

3082833 NOVA SCOTIA COMPANY,

as an Obligor,

and

the LENDERS party hereto from time to time,

and

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent and Collateral Agent.

Dated as of March 27, 2007

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SCHEDULES

Schedule 1.01(A)	—	Deposit Accounts of the Administrative Agent

Schedule 1.01(B)	—	Existing Liens

Schedule 1.01(C)	—	Existing Debt

Schedule 1.01(D)	—	Loan Commitment

Schedule 1.01(F)	—	Canadian Plans

Schedule 6.01(b)(ii)	—	Notice of Proceedings

Schedule 6.01(e)	—	Subsidiaries

Schedule 6.01(f)	—	Litigation

Schedule 6.01(h)	—	Changes in the Communications Statutes

Schedule 6.01(n)	—	Real Estate Assets

Schedule 6.01(p)	—	Environmental Matters

Schedule 6.01(q)	—	Insurance

Schedule 6.01(s)	—	Deposit Accounts of the Borrower

Schedule 6.01(t)	—	Intellectual Property

Schedule 6.01(u)	—	Material Contracts

Schedule 6.01(y)	—	Location of Collateral; Chief Place of Business; Chief Executive Office; FEIN; Name

Schedule 8.07	—	Leased Property

Schedule 8.08	—	Transactions with Affiliates

Schedule 8.14	—	Remedial Action

Schedule 9.07	—	Investments

EXHIBITS

Exhibit A	—	List of Closing Documents

Exhibit B-1	—	Form of Notice of Borrowing

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Exhibit B-2	—	Form of Notice of Continuation

Exhibit C-1	—	Form of Term A Note

Exhibit C-2	—	Form of Term B Note

Exhibit D-1	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit D-2	—	Form of Opinion of Goodmans LLP

Exhibit E-1	—	Form of Notice of Conversion

Exhibit E-2	—	Form of Notice of Adjustment

Exhibit F	—	Form of Officer’s Certificate

Exhibit G	—	Form of Compliance Certificate

Exhibit H	—	Form of Landlord Waiver and Consent

Exhibit I	—	Form of Assignment and Acceptance

Exhibit K	—	Form of Solvency Certificate

Exhibit L	—	Form of Guarantee

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SENIOR SECURED CREDIT AGREEMENT

This senior secured credit agreement, dated as of March 27, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among PRIMUS TELECOMMUNICATIONS CANADA INC., a corporation organized under the laws of the province of Ontario (the “Borrower”), 3082833 NOVA SCOTIA COMPANY, an unlimited liability company organized under the laws of the province of Nova Scotia (“Parent”) (together with the Borrower, the “Obligors”), the lenders party hereto from time to time (the “Lenders”) and GUGGENHEIM CORPORATE FUNDING, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower has requested the Lenders to provide term loans in an aggregate principal amount of up to U.S. $35,000,000 on the terms and conditions herein provided; and

WHEREAS, the Borrower is willing to secure all of its Obligations (as hereinafter defined) by granting to the Collateral Agent, for its benefit and for the ratable benefit of each Lender, security interests in substantially all of its property and assets now owned or hereafter acquired by Borrower; and

WHEREAS, in order to induce the Collateral Agent, the Administrative Agent and the Lenders to enter into this Agreement and other Loan Documents (as hereinafter defined) and to induce Lenders to make the Loans (as hereinafter defined) as provided for in this Agreement, the Guarantors (as hereinafter defined) have agreed to guaranty the Obligations of Borrower under the terms of the Guarantee (as hereinafter defined); and

WHEREAS, the Loans will be used to repay certain debt of the Borrower owed under the Manulife Credit Agreement (as hereinafter defined), to fund Capital Expenditures (as hereinafter defined) and to pay transaction fees and expenses; and

WHEREAS, the Lenders are willing to make the Loans to the Borrower upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS; CERTAIN TERMS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account” has the meaning ascribed to such term in the Security Agreements.

“Account Debtor” has the meaning ascribed to such term in the Security Agreements.

“Action” has the meaning ascribed to such term in Section 13.15.

“Activation Notice” means any activation notice as may be defined in a Blocked Account Agreement.

“Additional Security Documents” means any Security Documents entered into pursuant to Sections 8.09 or 8.10 hereof.

“Adjustment Date” means the Interest Payment Date occurring in each March, June, September and December.

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Administrative Agent Account” means the account of the Administrative Agent identified on Schedule 1.01(A), or such other account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.

“Administrative Agent’s Office” means the office of the Administrative Agent located at 135 East 57th Street, New York, New York, 10022, or such other office as may be designated pursuant to the provisions of Section 13.01.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten (10%) percent or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.

“Agent-Related Persons” means each of the Agents and their Affiliates, and the officers, directors, employees, counsel, and agents of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent and “Agent” means the Administrative Agent.

“Agreement” means this Senior Secured Credit Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” at any time shall mean the sum of (i) the Applicable Margin plus (ii) the higher of (A) the rate which is 50 basis points in excess of the Federal Funds

Rate and (B) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” or “ABR Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” means, as of any date of determination, the rate per annum specified below (a) in the column under the caption “ABR Loans” for Alternate Base Rate Loans, or (b) in the column under the caption “LIBOR Loans” for LIBOR Rate Loans, in each case by category based upon the Total Leverage Ratio as the last day of the fiscal quarter immediately preceding such date of determination as follows:

Category	Loans	Total Leverage Ratio	ABR Loans	LIBOR Loans
I	Term A Loans	≥ 0.5x	2.500%	3.500%

	Term B Loans	≥ 0.5x	5.125%	6.125%

II	Term A Loans	< 0.5x	2.320%	3.320%

	Term B Loans	< 0.5x	4.700%	5.700%

; provided that, the Applicable Margin shall be deemed to be Category I through and including the two year anniversary of the Closing Date. At all other times, the Applicable Margin shall be determined by reference to the Total Leverage Ratio as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s financial statements delivered pursuant to Section 7.01(b) and (d) of this Agreement. Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective as of the close of the third Business Day following delivery by the Borrower to the Agent of the required financial statements accompanied by a compliance certificate calculating the Total Leverage Ratio.

“Approved Fund” means any Fund that is administered or managed by any Lender.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit I attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with Section 13.10(b).

“Assignment of Contracts” means the Assignment of Material Contracts, dated as of the date hereof among the Borrower and the Collateral Agent, as such agreement may be amended, supplemented, restated, extended, renewed or replaced from time to time in accordance therewith and herewith.

“Authorized Officer” means, with respect to the Borrower, the Chief Financial Officer and the President of the Borrower.

“Bankruptcy and Insolvency Act” means the Bankruptcy and Insolvency Act R.S.C. 1985, c. B-3, as amended.

“Blocked Account Agreements” means a “springing” blocked account agreement in form and substance reasonably satisfactory to the Collateral Agent entered into from time to time in respect of the Borrower’s Deposit Accounts among the applicable depository bank, the Borrower and the Collateral Agent, which agreement shall include a form of activation notice that provides that such notice is being delivered following a Payment Restriction Default.

“BMO Excepted Account” means account number 0481 2312 6025 790 so long as it is used solely to hold cash collateral in the amount of Cdn.$370,000 in support of a letter of credit issued by Bank of Montreal.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereto.

“Bureau” has the meaning ascribed to such term in Section 6.01(f).

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York or the Province of Ontario; provided, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Plan” means at any time an employee benefit, pension, retirement or other equivalent or analogous plan or program established, contributed to or maintained by, for or on behalf of the Borrower and any Affiliate of the Borrower domiciled in Canada which is subject to pension benefits standards legislation prescribed by Applicable Law in Canada, including, without limitation, the plans set out on Schedule 1.01(F).

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures (whether such expenditures are paid in cash or financed, including the full amount of all Capitalized Lease Obligations) by such Person and its Subsidiaries (excluding Permitted Joint Ventures) arising during such period that, in accordance with GAAP, are or should be included in the “property, plant and equipment” account on its consolidated balance sheet, excluding in each case, any such expenditures made for the repair, replacement or restoration of assets to the extent paid for by any insurance policy or condemnation award to the extent such expenditures are permitted under the Loan Documents, provided that any “Capital Expenditure” shall not constitute an “Investment” hereunder.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of or in a Person, including common stock, preferred stock or any other “equity security” and (ii) with respect to any Person that is not a corporation, any and all partnership interests, limited liability company interests or other equity interests of such Person, including options, warrants or rights to acquire any such interests, but excluding, in the case of clauses (i) and (ii) above, any debt security that is exchangeable for or convertible into such capital stock.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person other than the Borrower, obligations of such Person and its Subsidiaries (excluding Permitted Joint Ventures) as lessee under Capitalized Leases and, with respect to the Borrower, obligations of the Borrower and its Relevant Subsidiaries as lessee under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account in the name of the Collateral Agent at a bank or financial institution selected by the Borrower and approved by the Collateral Agent, as to which a Blocked Account Agreement exists.

“Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (ii) marketable direct obligations issued or unconditionally guaranteed by the Canadian Government or issued by an agency thereof and backed by the full faith and credit of Canada, in each case maturing within one (1) year after the date of acquisition thereof; (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or by Canada or any province of Canada or any political subdivision of any such province or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P; (iv) commercial paper, other than commercial paper issued by the Borrower or any of its Relevant Subsidiaries, maturing no more than two hundred seventy (270) days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or P-1, respectively, from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services reasonably acceptable to the

Administrative Agent); (v) domestic and Eurodollar certificates of deposit or time deposits or term deposits or deposit accounts or bankers’ acceptances maturing within one (1) year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000 or by any Lender; (vi) shares or units of money market or mutual funds that are required to have a net asset value of $1.00 per share with assets in excess of $500,000,000 and that invest exclusively in assets satisfying the requirements of clauses (i) through (v) of this definition; and (vii) marketable direct debt issued or guaranteed by any corporation (other than debt issued by the Borrower or any of its Relevant Subsidiaries), which at the time of acquisition, has one of the three highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) maturing within one (1) year after the date of acquisition thereof.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements that constitute Collateral.

“Cdn.$” means lawful money of Canada.

“Change of Control” means the occurrence of any of the following: (a) the Parent ceases to be the beneficial, direct or indirect owner of at least  2/3 of the outstanding Capital Stock of the Borrower or ceases to have, at any time, the right to elect at least  2/3 of the directors of the Borrower; (b) the Ultimate Parent ceases to be the beneficial, direct or indirect owner of at least  2/3 of the outstanding Capital Stock of each of the Credit Parties (other than the Ultimate Parent), or ceases to have, at any time, the right to elect or to control the election of, directly or indirectly, at least 2/3 of the directors of each of the Credit Parties (other than the Ultimate Parent); (c) the failure of the Collateral Agent to have a valid and perfected first priority pledge of 100% of the outstanding Capital Stock of the Borrower and each of the Borrower’s directly-owned Relevant Subsidiaries; or (d) the foreclosure by any creditor on any of the equity interests in a Guarantor.

“Chief Financial Officer” means, with respect to the Borrower, (a) an officer designated as such or (b) any officer or authorized agent who has (i) an understanding of GAAP and financial statements, (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Borrower’s financial statements, or experience actively supervising one or more persons engaged in such activities and (iv) an understanding of internal control over financial reporting.

“CIPO” means the Canada Intellectual Property Office.

“Closing Date” means the Business Day, on or before March 27, 2007, on which all of the conditions precedent set forth in Section 5.01 have been satisfied (or waived in accordance with the terms of this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means, “Collateral,” as such term is defined collectively in the Security Documents.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, and tax refunds).

“Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Communications Statutes” means the Telecommunications Act (Canada), the Canadian Radio-television and Telecommunications Commission Act (Canada), the Competition Act (Canada) or other statutes of Canada specifically relating to the regulation of the Canadian telecommunications industry (including for this purpose the orders, rules, regulations, directives, decisions, notices and policies promulgated pursuant to such statutes, including the Radiocommunication Regulations (Canada) and the Canadian Telecommunications Common Carrier Ownership and Control Regulations and applicable statues or regulations, if any, of any province of Canada specifically relating to the regulation of the Canadian telecommunications industry and the orders, rules, regulations, directives, decisions, notices and policies promulgated thereunder.

“Compliance Certificate” has the meaning ascribed to such term in Section 7.01(d)(iii).

“Condemnation” means any taking by a Governmental Authority of property or assets that constitute Collateral, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated EBITDA” means, with respect to any Person for any period, the Net Income of such Person for such period plus, without duplication, the sum of the following amounts of such Person for such period to the extent deducted in determining Net Income of such Person for such period: (A) Net Interest Expense, (B) provisions for federal, provincial, local, and foreign income, value added and similar taxes, (C) depreciation expense, (D) amortization expense (including, amortization of goodwill and other intangible assets), (E) impairment of goodwill, wireless licenses or long lived assets and other non-cash charges or expenses, (F) non-cash extraordinary (on an after tax basis), unusual or non-recurring losses and losses from discontinued operations, (G) net losses attributable to Dispositions, (H) all other non-cash items (including the cumulative effect from changes in accounting principles (on an after tax basis) that have the effect of reducing Net Income), (I) non-cash charges and expenses related to Capital Stock-based compensation awards, (J) inter-company royalty and management fee charges, (K) foreign currency translation and transaction losses, (L) loss on early extinguishment or restructuring of debt; minus, without duplication, the sum of the following amounts of such Person for such period and to the extent included in determining Net Income of such Person for such period: (1) non-cash extraordinary (on an after tax basis) unusual or non-recurring gains, (2) net gains attributable to Dispositions, (3) all other non-cash items (including the cumulative effect from changes in accounting principles (on an after-tax basis) that have the effect of increasing Net Income), (4) foreign currency translation and transaction gains and (5) gain on early extinguishment or restructuring of debt; provided that Net Income for the Borrower with respect to any three-month period may not include more than an aggregate amount of Cdn.$2,250,000 in fees under the Service Agreements, and with respect to any six-month period may not include more than Cdn.$4,500,000 in fees under the Service Agreements, and with respect to any twelve-month period may not include more than Cdn.$9,000,000 in fees under the Service Agreements, in each case without regard to amounts actually paid to Borrower under the Service Agreements.

“Consolidated Total Debt” means, as of any particular time and after eliminating inter-company items consisting of Indebtedness owed by an Obligor to any Affiliate that is wholly-owned, directly or indirectly, by the Ultimate Parent, all Indebtedness of the Obligors, as the same would be set forth in a balance sheet of the Obligors for such period.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, and without duplication, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a Primary Obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (C) to purchase property, assets, Securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (D) otherwise to assure or hold harmless the holder of such Primary Obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such Primary Obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement,

pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Copyrights” has the meaning ascribed to that term in the definition of Intellectual Property.

“Covenant Trigger Default” means any Default or Event of Default that is continuing that is: (i) resulting from a failure to perform or comply with any covenant or agreement contained in Sections 9.18 or 9.19, or Article X or (ii) resulting from a failure to pay principal, interest or any other monetary obligation to any Lender, Agent or Hedging Agreement Provider when due under the Credit Agreement, any Hedging Agreement or any other Loan Document.

“Credit Parties” means the Borrower and the Guarantors.

“CRTC” has the meaning ascribed to such term in Section 6.01(f).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a bank; other than any payroll account, provided that such payroll account either (i) is a zero balance account or (ii) does not at any time contain any amounts in excess of payroll and severance amounts due and payable within four (4) Business Days of the time that any such amount was deposited into such payroll account.

“Disposition” means any transaction, or series of related transactions, pursuant to which the Borrower or any of its Relevant Subsidiaries conveys, sells, leases or subleases, assigns (other than a collateral assignment), transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired), including the issuance of its Capital Stock, to any other Person, in each case whether or not the consideration therefor consists of cash, Securities or other assets, excluding any sales of Inventory in the ordinary course of business.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of its business and approved by the Administrative Agent; provided that, in the case of clause (d), if a Default or Event of Default has occurred and is continuing, such Person (if not an individual) shall be an Eligible Assignee without regard to whether such Person is engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of its business.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment,

letter or other communication from any Governmental Authority or other Person alleging violations of, or liability under, any Environmental Law or Releases of Hazardous Materials on, in, at, to, from or under (i) any current or former assets, properties or businesses of the Borrower or any of its Relevant Subsidiaries and (ii) any facilities which received Hazardous Materials generated by the Borrower or any of its Relevant Subsidiaries.

“Environmental Laws” means any federal, state, provincial, local or foreign law or regulation relating to the protection of the environment or health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any other law, including common law, relating to the environment or health and safety or the release, emission, deposit, discharge, leaching, migration or spill of any substance into the environment (including, without limitation, laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license, concession, grant, franchise, agreement or other binding determination (including the common law) of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition of or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by the Borrower or any of its Relevant Subsidiaries or (ii) any facility which received Hazardous Materials or wastes generated by the Borrower or any of its Relevant Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs or otherwise relating to any Environmental Law.

“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC as in effect on the Closing Date in the State of New York), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage, expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%, that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in The City of New York.

“Event of Default” has the meaning ascribed to such term in Section 11.01.

“Existing Debt” means Indebtedness of the Borrower and its Relevant Subsidiaries existing on the Closing Date and listed on Schedule 1.01(C).

“Existing Liens” has the meaning ascribed to such term in clause (f) of the definition of “Permitted Encumbrances” in Section 1.01.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in the exercise of its reasonable discretion.

“Federal Reserve Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means the Fee Letter, dated March 27, 2007, by and between Borrower and Guggenheim Corporate Funding, LLC.

“Fiscal Month” means each fiscal month of the Borrower, beginning on the first day of each calendar month and ending on the last day of each calendar month.

“Fiscal Quarter” means the fiscal quarter of the Borrower ending on each March 31, June 30, September 30 and December 31 of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on the last day of the last Fiscal Month of the Borrower.

“Forfeiture Proceeding” means any action, proceeding or investigation affecting the Borrower or any of the Guarantors before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation which may result in an indictment of any of them or the seizure or forfeiture of any of their respective properties.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect from time to time in Canada, provided that, if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in Article X, the Administrative Agent and the Borrower shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement. Until any such amendments have been executed, the covenants in Article X shall be calculated as if no such change in GAAP has occurred.

“Globility” means Globility Communications Corporation.

“Globility Consent” means the Consent and Acknowledgment dated the date hereof among Globility Communications Corporation, the Borrower and the Collateral Agent, as such agreement may be amended, supplemented, restated, extended, renewed or replaced from time to time in accordance therewith and herewith.

“Globility Credit Agreement” means that certain Loan Agreement, dated April 8, 2004, as amended, restated, supplemented or otherwise modified from time to time, by and among The Manufacturers Life Insurance Company and Globility.1

“Globility Documents” means each of (a) the Equipment Supply and DAS Services Agreement between Globility and the Borrower, dated March 31, 2005; (b) the General Services Agreement between Globility and the Borrower, dated July 1, 2003; (c) the Telecommunications Services Agreement between Globility and the Borrower, effective as of July 1, 2003 (and associated service orders); and (d) the Master Services Agreement between the Borrower and Globility, dated May 31, 2003.

“Governing Documents” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of such corporation, (iii) any unanimous shareholder agreement or declaration and (iv) any document setting forth the

[1]	Primus to confirm description.

designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; and (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s Capital Stock.

“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means that certain guarantee agreement between each of the Guarantors and the Agent.

“Guarantors” means Parent, Primus Telecommunications International, Inc., Primus Telecommunications Holding, Inc. and Ultimate Parent.

“Hazardous Materials” means (a) any element, compound or chemical that is regulated under any Environmental Law including any substance that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components, including, but not limited to, asbestos-containing materials and manufactured products containing any of the foregoing substances in clauses (a) through (d); and (f) any substance that is likely to cause harm or to have an adverse effect on the environment or risk to human health or safety.

“Hedging Agreement” means (a) any and all interest rate transactions, agreements or documents now existing or hereafter entered into by the Borrower with a Hedging Agreement Provider for the purpose of hedging the Borrower’s exposure to fluctuations in interest rates and (b) any and all currency rate transactions, agreements or documents now existing or hereafter entered into by the Borrower with a Hedging Agreement Provider for the purpose of hedging the Borrower’s exposure to fluctuations in currency exchange rates.

“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with the Borrower to the extent such Person is (a) a Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holder” shall have the meaning assigned to such term in Section 14.01 hereof.

“Indebtedness” means, without duplication, with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments upon which interest payments are customarily made; (iv) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bankers’ acceptances and similar facilities; provided that Indebtedness shall not include any such obligations or liabilities in respect of letters of credit that have been fully cash collateralized; (vii) all obligations and liabilities of such Person under Hedging Agreements or Unsecured Hedging Agreements; (viii) all Contingent Obligations; and (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of Indebtedness of others that constitutes Indebtedness solely by reason of this clause (ix) shall not for purposes of this Agreement exceed the greater of book value or the fair market value of the properties or assets subject to such Lien. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“Indemnified Matters” has the meaning ascribed to such term in Section 13.18.

“Indemnitees” has the meaning ascribed to such term in Section 13.18.

“Indentures” shall mean the Lehman Loan, the Indenture dated as of January 16, 2004, between Primus Telecommunications Holding, Inc., the Ultimate Parent and Wachovia Bank, N.A. and the Indenture dated as of February 26, 2007, between Primus Telecommunications IHC, Inc. and U.S. Bank, N.A. (collectively, the “Closing Date Indentures”) and, in each case, any replacements, refinancings, extensions, renewals, amendments, restatements or refundings of the Closing Date Indentures, in whole or in part, from time to time; provided that if such replacements, refinancings, extensions, renewals, amendments, restatements or refundings contain any covenants or other provisions that restrict the ability of the Ultimate Parent or any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to make Ultimate Parent Payments, such covenants or other provisions shall not be materially more restrictive, taken as a whole, than the most restrictive of the Closing Date Indentures.

“Industry Canada” has the meaning ascribed to such term in Section 6.01(f).

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property or proprietary rights.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property to which the Borrower is a party including, without limitation, agreements granting the Borrower rights to use Intellectual Property, non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of the date hereof, among the Borrower and the Collateral Agent and the Intellectual Property Security Agreement dated as of the date hereof among Parent and the Collateral Agent, as each such agreement may be amended, supplemented, restated, extended, renewed or replaced from time to time in accordance therewith and herewith.

“Interest Accrual Period” with respect to any LIBOR Rate Loan shall mean, the period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan) and ending one, two, three or six months thereafter as determined pursuant to Section 4.01(d)(ii); provided that the foregoing provisions are subject to the following:

(a) if any Interest Accrual Period would otherwise end on a day that is not a Business Day, such Interest Accrual Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Accrual Period into another calendar month, in which event such Interest Accrual Period shall end on the immediately preceding Business Day;

(b) any Interest Accrual Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Accrual Period) shall end on the last Business Day of the relevant calendar month;

(c) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected to continue such Loan as a LIBOR Rate Loan ending one month thereafter;

(d) any Interest Accrual Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(e) no more than six (6) Loans may be in effect at any time. For purposes hereof, Loans with different LIBOR Periods shall be considered as separate Loans, even if they shall begin on the same date and have the same duration, although borrowings and extensions may, in accordance with the provisions hereof, be combined at the end of existing LIBOR Periods to constitute a new Loan with a single LIBOR Period.

“Interest Payment Date” shall mean the last Business Day of each calendar month and the Maturity Date.

“Interest Rate Determination Date” means, for each Interest Accrual Period, the second Business Day immediately preceding the first day of such Interest Accrual Period.

“Inventory” has the meaning ascribed to such term in the Security Agreements.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person (other than any interests in real property (whether in fee, leasehold or otherwise) that constitutes all or substantially all of the assets of such other Person and that is used in the business operations of the Borrower) (and, for the avoidance of doubt, any such purchase shall not constitute a “Capital Expenditure” hereunder), (iii) any investment in a joint venture, (iv) any loan, advance or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of any property or assets to such other Person by such Person other than in the ordinary course of its business (other than prepaid expenses, accounts receivable, advances and other loans to employees and similar items made or incurred in the ordinary course of business).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Landlord Waiver and Consent” shall mean a landlord waiver and consent substantially in the form and substance set forth in Exhibit H, or as otherwise reasonably acceptable to the Administrative Agent.

“Leasehold Property” means any leasehold interest of any Obligor as lessee under any lease of real property.

“Lehman Loan” means that certain Term Loan Agreement among Primus Telecommunications Group, Incorporated, Primus Telecommunications Holding, Inc. and the lenders party thereto, dated February 18, 2005 and any replacements, refinancings, extensions, renewals, amendments, restatements or refundings thereof, in whole or in part, from time to time; provided that if such replacements, refinancings, extensions, renewals, amendments, restatements or refundings contain any covenants or other provisions that restrict the ability of the Ultimate Parent or any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to make Ultimate Parent Payments, such covenants or other provisions shall not be materially more restrictive, taken as a whole, than the Lehman Loan as in existence on the Closing Date.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel and agents of such Lender and such Lender’s Affiliates.

“Lenders” means, collectively, the lenders identified on the signature pages hereof, together with their respective successors and permitted assigns, each a “Lender,” so long as such Lender retains any Loans hereunder.

“LHA EBITDA” means as of the end of any Fiscal Quarter, with respect to any Person, the Consolidated EBITDA for the six month period ending on such date annualized.

“LHA EBITDA Target” means Cdn.$45,000,000.

“LIBOR” means, with respect to each Interest Accrual Period, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in U.S. Dollars for a period equal to such LIBOR Period for such Interest Accrual Period appearing on the Reuters Page LIBOR01 as of 11:00 a.m., London time, on the relevant Interest Rate Determination Date with respect to such Interest Accrual Period. If for any reason, such rate is not available, then the term “LIBOR” shall mean, with respect to the Interest Accrual Period, the rate per annum

(rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars as of approximately 11:00 a.m., London time, on the relevant Interest Rate Determination Date for a term comparable to the relevant LIBOR Period; provided that if more than one rate is specified on such Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, no such rate is provided for a term comparable to the relevant LIBOR Period, but shall be provided for a shorter and a longer term, then such rate shall be linearly interpolated by the Administrative Agent (which calculation shall be conclusive in the absence of manifest error). In the event that no such rate can be obtained by any of the above means, then LIBOR for the relevant Interest Accrual Period for the purposes of this definition shall mean the rate per annum at which, as determined by the Administrative Agent, U.S. Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m., London time, on the relevant Interest Rate Determination Date for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the relevant LIBOR Period.

“LIBOR Period” means with respect to each Loan, the period of one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing or in a Notice of Continuation.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula: LIBOR/(1.00 – Eurodollar Reserve Percentage).

“LIBOR Rate Loans” means Loans which bear interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, conditional sale agreement, deposit arrangement, security interest, hypothec, encumbrance, lien (statutory or other), preference, priority or other security agreement, charges or any other arrangement that in substance secures payment or performance of an obligation or preferential arrangement of any kind or nature whatsoever in respect of any Property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capitalized Lease or under any financing lease having substantially the same economic effect as any of the foregoing.

“List of Closing Documents” means the List of Closing Documents attached hereto and made a part hereof as Exhibit A.

“Loan Commitment” means, with respect to any Lender, the obligation of such Lender to make a Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on Schedule 1.01(D) under the heading “Loan Commitment” or in the Assignment and acceptance pursuant to which the Lender becomes a party hereto, as applicable, and “Loan Commitments” means the aggregate principal amount of the Loan Commitments of all the Lenders (it being understood and agreed that the maximum aggregate principal amount of the Loan Commitments shall be $35,000,000).

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Guarantee, the Globility Consent, the Postponement and Subordination Agreements, the Fee Letter and all other documents to which the Borrower or a Guarantor is a party set forth on the List of Closing Documents, and all other agreements, instruments, and other documents executed and delivered by the Borrower or a Guarantor pursuant hereto or thereto or otherwise evidencing or securing any Loan, in each case, including any Hedging Agreements.

“Loans” has the meaning ascribed to such term in Section 2.01(b).

“Manulife Credit Agreement” means that certain Second Amended and Restated Loan Agreement dated January 25, 2006, by and among The Manufacturers Life Insurance Company, the Borrower and the Parent.

“Material Adverse Effect” means a material adverse effect (a) on the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Relevant Subsidiaries taken as a whole, (b) on the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents, (c) on the rights and remedies of any Agent or any Lender hereunder or under any other Loan Document or (d) in the value of the Collateral taken as a whole or the amount which Lenders would be likely to receive in the liquidation of the Collateral taken as a whole.

“Material Contract” means each written contract or agreement to which Parent, or the Borrower or any of its Relevant Subsidiaries is a party which is material to the business, operations, or condition (financial or otherwise) of Parent or the Borrower and its Relevant Subsidiaries taken as a whole, including any agreement pursuant to which Parent, Borrower or any of its Relevant Subsidiaries is or may be obligated to pay or entitled to receive more than Cdn.$1,000,000 in the aggregate during the term of such agreement.

“Maturity Date” means the date that is five (5) years and one day after the Closing Date.

“Minimum Liquidity” means cash or Cash Equivalents held in Accounts of the Borrower or its Relevant Subsidiaries; provided that Minimum Liquidity shall in no event include such cash or Cash Equivalents to the extent dedicated to cash collateralized letters of credit.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, debenture, hypothec, pledge or deed of trust executed and delivered by the Borrower in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, restated, extended, renewed or replaced from time to time.

“Net Cash Proceeds” means cash received by the Borrower from time to time in connection with a Disposition of Collateral (whether as initial consideration or through the payment of deferred consideration) after deducting therefrom only (A) the principal amount of any Indebtedness of the Borrower secured by any Permitted Encumbrance on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset)

which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement) and (B) reasonable fees and expenses related thereto reasonably incurred by the Borrower in connection therewith, and (C) Taxes paid or reasonably expected to be paid solely as a result of such Disposition; provided, however, in the event that the Borrower is required to take a reserve in accordance with GAAP against any contingent liabilities associated with such Disposition, the Borrower may deduct from the Net Cash Proceeds received from such Disposition an amount equal to such reserve so long as (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrower shall have given the Administrative Agent prior written notice of the intention to use such Net Cash Proceeds for such reserve, and (3) such portion of Net Cash Proceeds shall have been promptly deposited into the Cash Collateral Account until such Net Cash Proceeds are required to be used for the applicable liabilities and (D) in the case of any proceeds arising out of the sublease or sublicense of any property, amounts required to be paid in respect of the lease or license of such property.

“Net Casualty/Condemnation Proceeds” means, with respect to any Casualty or Condemnation, the amount of any insurance proceeds or condemnation awards (other than proceeds or awards on account of business interruption insurance and compensation for a temporary taking, unless such temporary taking remains in effect on the Maturity Date or runs for a period in excess of one (1) year) received by the Borrower or any of its Relevant Subsidiaries from time to time in connection with such Casualty or Condemnation (net of all reasonable and customary collections expenses therefore), but excluding after deducting therefrom (A) any proceeds or awards required to be paid to a creditor (other than in respect of the Obligations) which holds a Lien permitted pursuant to this Agreement on the property which is subject of such Casualty or Condemnation, which Lien is senior in priority to the Obligations and (B) Taxes paid or reasonably expected to be paid solely as a result of such Casualty or Condemnation.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Relevant Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its consolidated Relevant Subsidiaries for such period determined on a consolidated basis in conformity with GAAP less (i) the sum of (A) interest income for such period and (B) realized gains for such period on Hedging Agreements or Unsecured Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements or Unsecured Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements or Unsecured Hedging Agreements (to the extent not included in gross interest expense), each determined on a consolidated basis in accordance with GAAP for such Person and its consolidated Relevant Subsidiaries.

“Non-U.S. Lender” means each Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) or a Lender that the Borrower may not treat as an

“exempt recipient” within the meaning of Treasury Regulation Section 1.6049-4(c) under the U.S. Internal Revenue Code.

“Note” means any of the Term A Notes or the Term B Notes.

“Notice of Adjustment” means a notice of adjustment and certificate duly executed by an Authorized Officer of the Borrower in the form of Exhibit E-2 attached hereto.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B-1 attached hereto and made a part hereof.

“Notice of Continuation” means a notice substantially in the form of Exhibit B-2 attached hereto and made a part hereof.

“Notice of Conversion” means a notice of conversion and certificate duly executed by an Authorized Officer of the Borrower in the form of Exhibit E-1 attached hereto.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties, owing by the Borrower to the Administrative Agent, the Collateral Agent, any Lender, any Affiliate of any Lender, any Hedging Agreement Provider or any Person entitled to indemnification pursuant to Section 13.18 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document. The term includes all interest (including any interest that, but for the provisions of the United States Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada), as applicable, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Borrower under this Agreement, the Notes or any other Loan Document.

“Obligor” has the meaning ascribed to such term in the introductory paragraph hereto.

“Officer’s Certificate” means a certificate of an Authorized Officer of the Borrower.

“Ontario Sales Tax Dispute” means a proposed Ontario Retail Sales Tax assessment of the Borrower by the Ontario Ministry of Finance for the period April 1, 2001 to March 31, 2005.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease other than any such lease under which that Person is the lessor.

“Other Parent Debt” means any Indebtedness of the Ultimate Parent or any Restricted Subsidiary (other than the Obligors and any Relevant Subsidiary); provided, that if such Indebtedness contains any covenants or other provisions that restrict the ability of the Ultimate Parent or any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to make Ultimate Parent Payments, it shall only constitute “Other Parent Debt” for purposes hereof if such covenants or other provisions are not materially more restrictive, taken as a whole, than the most restrictive of such covenants or other provisions of the Closing Date Indentures, taken as a whole.

“Other Taxes” has the meaning ascribed to such term in Section 3.05(b).

“Parent” means 3082833 Nova Scotia Company.

“Participant” has the meaning ascribed to such term in Section 13.10(e).

“Patents” has the meaning ascribed to that term in the definition of Intellectual Property.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub.L. 107-56 (signed into law October 26, 2001).

“Payment Restriction Default” means any Default or Event of Default that is continuing resulting from a failure to perform or comply with any covenant or agreement contained in Article X or from a failure to pay principal, interest or any other monetary obligation to the Lenders, the Administrative Agent or the Collateral Agent when due under the Credit Agreement, the Security Agreements or the Fee Letter.

“Payment Restriction Hedging Default” has the meaning ascribed to such term in the Security Agreements.

“Permits” has the meaning ascribed to such term in Section 6.01(m).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, levies or governmental charges or levies of any Governmental Authority that are not yet overdue by more than sixty (60) days or are being contested in a Permitted Protest;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, storage and other similar Liens imposed by law or that arise by operation of law, arising in the ordinary course of business and securing obligations that are not more than forty-five (45) days overdue or remain payable without penalty or that are being contested in a Permitted Protest;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, government contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature or letters of credit, in each case in the ordinary course of business and not to exceed Cdn.$1,500,000 in the aggregate;

(e) easements, zoning restrictions, encroachments, rights-of-way, leases, subleases and similar charges, minor defects or irregularities in title and other similar encumbrances on the real property of such Person imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

(f) Liens existing on the Closing Date and listed on Schedule 1.01(B) hereto (collectively, the “Existing Liens”) and, if the Indebtedness secured by such Lien is modified, refinanced, refunded, renewed or extended pursuant to a Permitted Refinancing, any Lien securing the Permitted Refinancing of such Indebtedness, provided that such Lien securing Indebtedness under a Permitted Refinancing does not extend to or cover any property or asset not subject to the Lien on the Closing Date and listed on Schedule 1.01(B);

(g) Liens arising in favor of the Collateral Agent for the benefit of itself and the Secured Creditors;

(h) Liens on assets financed with Indebtedness described in clause (c) of the definition of “Permitted Indebtedness”, provided that no Lien securing such Indebtedness shall extend to or cover any property or asset of the Borrower other than the asset so financed; and Liens in connection with any Permitted Refinancing contemplated by clause (m) of the definition of “Permitted Indebtedness”, provided that (i) such Indebtedness being refinanced was secured by Liens and was permitted to be secured at the time it was incurred and (ii) such Liens may not attach to any Property other than the Property to which such Liens attached to secure the Indebtedness being so refinanced;

(i) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerage;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(k) Liens of sellers of goods to an Obligor or any Relevant Subsidiary arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(l) any attachment or judgment Lien, provided that the enforcement of such Lien has been stayed (whether by court order or otherwise) or fully bonded and such Lien secures claims not otherwise constituting an Event of Default;

(m) with respect to Relevant Subsidiaries only, Liens which secure Indebtedness permitted by clause (k) of the definition of “Permitted Indebtedness”;

(n) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by an Obligor or any Relevant Subsidiary or any lease or sublease granted to others, in each case in the ordinary course of business and not interfering in any material respect with the business of an Obligor;

(o) non-exclusive licenses of patents, trademarks, copyrights or other intellectual property rights granted in the ordinary course of business and not interfering in any material respect with the business of an Obligor;

(p) Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is permitted by the Loan Documents); and

(q) with respect to Telesonic only, Liens securing debt of Telesonic as permitted by clause (l) of the definition of “Permitted Indebtedness”.

“Permitted Indebtedness” means:

(a) Existing Debt;

(b) Indebtedness of the Obligors under this Agreement and the other Loan Documents;

(c) purchase money Indebtedness (including Capitalized Lease Obligations) of the Borrower or any Relevant Subsidiary incurred no later than six months after the time of the acquisition of any assets for the purpose of financing all or any part of the acquisition cost thereof; provided that (i) the aggregate principal amount of all such Indebtedness does not exceed Cdn.$5,000,000 at any time outstanding, (ii) the Indebtedness when incurred shall not be more than 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed and (iii) such Indebtedness is issued and any Liens securing such Indebtedness are created within sixty (60) days of the acquisition of the asset financed; provided further that, upon the occurrence of a Covenant Trigger Default, Borrower shall no longer be permitted to incur any additional Permitted Indebtedness under this clause (c);

(d) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations of the Obligors incurred in connection with any Investment or Disposition permitted hereunder;

(e) subject to Section 9.20, Indebtedness arising as a result of inter-company loans or advances made by an Obligor, the Ultimate Parent or one or more Restricted Subsidiaries to an Obligor or one or more Relevant Subsidiaries that are expressly subordinate to the Obligations subject to exceptions required pursuant to the terms of the Term Debenture or inter-company payables provided, in each case, that no additional Indebtedness shall be permitted to be incurred at any time that a Payment Restriction Default is continuing;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of an Obligor or any of the Relevant Subsidiaries drawn against insufficient funds in the ordinary course of business, provided that the aggregate amount of all such Indebtedness does not exceed Cdn.$100,000 at any time outstanding;

(g) Indebtedness of any Obligor or any Relevant Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, or completion or performance guarantees, in each case provided in the ordinary course of business; provided that the aggregate principal amount of all such Indebtedness does not exceed Cdn.$1,500,000 at any time outstanding;

(h) client advances or deposits received in the ordinary course of business;

(i) Indebtedness under Hedging Agreements or Unsecured Hedging Agreements;

(j) other unsecured Indebtedness in an aggregate principal amount for the Obligors and the Relevant Subsidiaries taken as a whole not to exceed an amount equal to Cdn.$5,000,000 at any time outstanding; provided that such Indebtedness shall have the following additional characteristics (A) the Indebtedness shall not mature, or provide for any amortization or cash interest payments, prior to the Maturity Date, (B) the definitive documentation governing the terms of such Indebtedness shall be affirmatively state that such Indebtedness is subordinated to the Obligations and (C) the Indebtedness shall be non-amortizing and (D) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or any other amounts due with respect to such Indebtedness shall be payable “in kind” only; provided further that, upon the occurrence of a Covenant Trigger Default, Borrower shall no longer be permitted to incur any additional Permitted Indebtedness under this clause (j);

(k) Indebtedness of any Relevant Subsidiary created or assumed in connection with any acquisition of assets, shares or business or any Investment; provided that (i) the aggregate principal amount of all such Indebtedness does not exceed Cdn.$15,000,000 at any time outstanding (which permitted amount may revolve and be re-utilized) and (ii) no more than 50% of any one such acquisition or Investment shall be comprised of Indebtedness; provided further that, upon the occurrence of a Covenant Trigger Default so long as it is continuing, Borrower shall no longer be permitted to incur any additional Permitted Indebtedness under this clause (k); provided moreover that such Indebtedness is not guaranteed by Borrower, except to the extent of any Indebtedness permitted under clause (j) above;

(l) Indebtedness of Telesonic not to exceed an amount equal to Cdn.$3,000,000 at any time outstanding; provided that, upon the occurrence of a Covenant Trigger Default, Telesonic shall no longer be permitted to incur any additional Permitted Indebtedness under this clause (l); and

(m) any Permitted Refinancing of the Indebtedness described in clauses (a) through (l) above.

In the event that any item of Indebtedness meets the criteria for more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) of this definition, the Borrower may, in its sole discretion, classify and reclassify from time to time such item of Indebtedness among the categories whose criteria such Indebtedness satisfies in a manner that results in compliance with the covenants set forth herein and the Borrower shall only be required to include the amount of Indebtedness in one of such categories.

“Permitted Investments” means acquisitions or Investments by Borrower or a Relevant Subsidiary in an aggregate amount of up to Cdn.$10,000,000 annually, provided that: (i) any single acquisition or Investment in excess of Cdn.$5,000,000 shall require prior consent of the Administrative Agent; (ii) all such acquisitions or Investments that are asset purchases shall be made by and initially held in a Relevant Subsidiary, and all such acquisitions or Investments that are purchases of Capital Stock shall be made by Borrower (and Borrower shall provide a valid and perfected first priority pledge of such Capital Stock to the Collateral Agent as Collateral (except for Capital Stock of Permitted Joint Ventures)) and held by Borrower for so long as such Capital Stock remains as Collateral and, in any event, no assets that are Collateral may be transferred without the prior consent of the Administrative Agent, except for Dispositions permitted by Section 9.04 with respect to such requirements to hold and not transfer such assets; (iii) in the case of such acquisitions or Investments that are purchases of Capital Stock, Borrower must acquire 100% of the Capital Stock of the acquired entity, other than in the case of a Permitted Joint Venture; (iv) other than in the case of a Permitted Joint Venture, Borrower shall provide a valid and perfected first priority pledge to the Collateral Agent as Collateral of 100% of (A) the outstanding Capital Stock of the entity acquired by Borrower or (B) the Relevant Subsidiary that acquires the assets and that is directly owned by Borrower; and (v) upon the occurrence of a Covenant Trigger Default, Borrower shall no longer be permitted to make any further Permitted Investments not already entered into as of such time.

“Permitted Joint Venture” means any joint venture in which the Borrower owns at least 25%, but not more than 75% of the Capital Stock of the applicable entity. Borrower shall provide notice to the Agents of its entry into any Permitted Joint Venture as provided under Section 9.03.

“Permitted Protest” means the right of either of the Obligors to protest any Lien (other than any such Lien that secures all or any portion of the Obligations) or taxes, provided that (i) a reserve with respect to such obligation is established by such Obligor in such amount as is required under GAAP, and (ii) any such protest is instituted promptly and prosecuted diligently and in good faith by such Obligor, and (iii) the Collateral Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, and/or priority of any of the Collateral Agent’s Liens on any material portion of the Collateral; provided further that, notwithstanding the requirements of this definition, the Ontario Sales Tax Dispute shall be a Permitted Protest hereunder.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

“Pledge Agreements” means the Pledge Agreement, dated as of the date hereof, among the Borrower and the Collateral Agent and the Pledge Agreement dated as of the date hereof among Parent and the Collateral Agent, as each such agreement may be amended, supplemented, restated, extended, renewed or replaced from time to time in accordance therewith and herewith.

“Pledged Securities” shall have the meaning ascribed to such term in the Pledge Agreement.

“Postponement and Subordination Agreements” means the Postponement and Subordination Agreement dated the date hereof among Primus Telecommunications International, Inc., Primus Telecommunications Group, Incorporated, Primus Telecommunications Holding, Inc., the Borrower and the Collateral Agent, the Postponement and Subordination Agreement dated the date hereof among Parent, the Borrower and the Collateral Agent and the Postponement and Subordination Agreement dated the date hereof among Primus Telecommunications Inc., the Borrower and the Collateral Agent as each such agreement may be amended, supplemented, restated, extended, renewed or replaced from time to time in accordance therewith and herewith.

“PPSA” means, unless otherwise provided in this Agreement, the Personal Property Security Act (Ontario), or, where the context requires, the legislation of other provinces or territories in Canada relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.

“Prepayment Premium” has the meaning ascribed to such term in Section 3.03.

“Primary Obligations” has the meaning ascribed to such term in the definition of “Contingent Obligation” in Section 1.01.

“Primary Obligor” has the meaning ascribed to such term in the definition of “Contingent Obligation” in Section 1.01.

“Prime Rate” means with respect to any Interest Accrual Period, the prime rate of interest specified under the Bloomberg reference identified as “PRIMBB Index” on the date that is two Business Days prior to the first day of such period; provided, however, that if such rate is not available, Prime Rate shall mean such rate of interest per annum published from time to time by the Wall Street Journal or any successor or similar financial publication as selected by the Agent, as the consensus “prime rate” charged by leading commercial banks. Each change in the Prime Rate shall be effective from and including the date such change is specified under the such Bloomberg reference or, as the case may be, is published in the Wall Street Journal or any successor or similar financial publication as selected by the Agent.

“Pro Rata Share” means (a) with respect to any Term A Lender, the percentage obtained by dividing the outstanding principal amount of the Term A Loan of such Term A Lender by the aggregate outstanding principal amount of the Term A Loan; and (b) with respect to any Term B Lender, the percentage obtained by dividing the outstanding principal amount of the Term B Loan of such Term B Lender by the aggregate outstanding principal amount of the Term B Loan.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Utility Holding Company Act” means the Public Utility Holding Company Act of 2005, as amended.

“Rating Agencies” means Moody’s and S&P, or if either of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Borrower in any real property.

“Register” has the meaning ascribed to such term in Section 13.10(d).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Intellectual Property” means all Intellectual Property of the Borrower or any of its Relevant Subsidiaries that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other filing offices, domestic or foreign, as applicable.

“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, deposition or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water or into any sewer or water system.

“Relevant Subsidiary” means Telesonic and any other U.S. or Canadian Subsidiary of the Borrower, whether presently existing or hereafter formed or acquired, excluding Permitted Joint Ventures.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding principal amount of all Loans outstanding at such time.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Communications Act of 1934, the Patriot Act, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Restricted Payments” means, subject to Section 9.20 hereof, with respect to any Person, (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of such Person, now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of such Person now or hereafter outstanding; provided that this clause (ii) shall not restrict any Investment permitted under Section 9.07, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which is subordinated to the Obligations pursuant to a subordination agreement in writing, except, in the case of such Indebtedness outstanding as of the Closing Date, only to the extent that such payment or mandatory prepayment is made in violation of subordination terms governing such Indebtedness and, in the case of all such Indebtedness, excluding any interest paid “in kind” (which shall be permitted without restriction so long as no Event of Default has occurred or is continuing), and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding; provided that this clause (iv) shall not restrict any Investment permitted under Section 9.07.

“Restricted Subsidiary” shall mean any Restricted Subsidiary or Restricted Person as defined under any of the Indentures or any documents governing any of the Other Parent Debt.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback” has the meaning ascribed to such term in Section 9.08.

“Scotia Excepted Account” means account number 47696 010 9215 so long as it is used solely as for funds advanced by a third party in connection with the Technology Cooperation Agreement dated July 26, 2005, which are held in trust by the Borrower.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Securities Act.

“Secretary” means, with respect to the Borrower, (i) an officer designated as a Secretary or Assistant Secretary or (ii) an officer or authorized agent with responsibility to keep and preserve the minutes of all meetings of the Borrower in permanent books, to see that all notices required to be given by the Borrower are duly given and served, and to keep in his or her custody all leases, contracts and other important Borrower documents and similar duties customarily assigned to a Secretary.

“Secured Creditors” means the Administrative Agent, the Collateral Agent, the Lenders and any Hedging Agreement Providers, and each of their respective successors and permitted assigns.

“Securities” means any Capital Stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of Securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.

“Security Agreements” means the Security Agreement, dated as of the date hereof, among the Borrower and the Collateral Agent and the Security Agreement dated as of the date hereof among Parent and the Collateral Agent, as each such agreement may be amended, supplemented, restated, extended, renewed or replaced from time to time in accordance therewith and herewith.

“Security Documents” means, to the extent applicable, the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements, the Assignment of Contracts, the financing statements, the Mortgages, the Blocked Account Agreements and any other documents granting a Lien upon the Collateral as security for all or any part of the Obligations.

“Service Agreements” means the Telesonic Services Agreement; the General Services Agreement, signed as of the Closing Date and effective as of April 1, 2007, between Globility and the Borrower; and the MIPPS Service Agreement, signed as of the Closing Date and effective as of April 1, 2007, between MIPPS Inc. and the Borrower.

“Solvent” or “Solvency” means, with respect to any Person, (i) the amount by which the fair market value of the property of such Person exceeds its total liabilities (including, without limitation, contingent liabilities but excluding inter-company indebtedness), (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (iii) such Person has not incurred and does not intend to incur debts or liabilities beyond its ability to pay, as such debts and liabilities mature, and (iv) such Person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

“Subscription Agreement” means the subscription agreement made as of March 1, 2004 among the Borrower and Primus Telecommunications International, Inc. providing for the subscription for shares of the Borrower.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which 50% or more of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning ascribed to such term in Section 3.05(a).

“Telesonic” means Telesonic Communications Inc.

“Telesonic Services Agreement” means the General Services Agreement, signed as of the Closing Date and effective as of April 1, 2007, between Telesonic and the Borrower.

“Term A Lender” means a Lender that has a Loan Commitment with respect to a Term A Loan or an outstanding Term A Loan.

“Term A Loan” has the meaning ascribed to such term in Section 2.01(a).

“Term A Loan Obligations” shall mean all liability to pay the principal of and premium, if any, and interest on, and all other amounts owing in respect of the Term A Loans now or hereafter outstanding (including interest accruing at the rate provided for herein applicable to Term A Loans after the commencement of any proceedings of the type referred to in Section 14.02(a) hereof, whether or not an allowed claim in such proceeding) and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Term A Loans, to the extent permitted to be incurred pursuant hereto, and all other Obligations of the Obligors with respect to the Term A Loans.

“Term A Notes” has the meaning ascribed to such term in Section 2.04(a).

“Term B Lender” means a Lender that has a Loan Commitment with respect to a Term B Loan or an outstanding Term B Loan.

“Term B Loan” has the meaning ascribed to such term in Section 2.01(b).

“Term B Loan Obligations” shall mean all liability to pay the principal of and premium, if any, and interest on, and all other amounts owing in respect of the Term B Loans now or hereafter outstanding and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Term B Loans, to the extent permitted to be incurred pursuant hereto, and all other Obligations of the Obligors with respect to the Term B Loans.

“Term B Notes” has the meaning ascribed to such term in Section 2.04(a).

“Term Debenture” means the term debenture issued March 1, 2004 by the Borrower in favour of Parent in the principal amount of Cdn.$237,227,000.

“Total Leverage Ratio” means on any date the ratio of (i) Consolidated Total Debt on such date to (ii) Consolidated EBITDA for the Obligors for the four (4) Fiscal Quarters most recently ended on such date.

“Trademarks” has the meaning ascribed to that term in the definition of Intellectual Property.

“Trade Secrets” has the meaning ascribed to that term in the definition of Intellectual Property.

“Ultimate Parent” means Primus Telecommunications Group, Incorporated, a Delaware corporation, its successors and assigns.

“Ultimate Parent Payment” means (i) dividends or distributions on the capital stock of an Obligor or Relevant Subsidiary owned by the Ultimate Parent or a Restricted Subsidiary, (ii) any payments on indebtedness owed to the Ultimate Parent or any Restricted

Subsidiary, (iii) any loans or advances made by any Obligor or Relevant Subsidiary to the Ultimate Parent or a Restricted Subsidiary or (iv) a transfer of any property of any Obligor or Relevant Subsidiary to the Ultimate Parent or a Restricted Subsidiary.

“Ultimate Parent Payment Notice” means a notice delivered by an Obligor to the Collateral Agent at a time when a Payment Restriction Default does not exist describing the assets that such Obligor is requesting that the Collateral Agent release to enable an Ultimate Parent Payment to be made.

“Unsecured Hedging Agreement” means (a) any and all interest rate transactions, agreements or documents now existing or hereafter entered into by the Borrower with an Unsecured Hedging Agreement Provider for the purpose of hedging the Borrower’s exposure to fluctuations in interest rates and (b) any and all currency rate transactions, agreements or documents now existing or hereafter entered into by the Borrower with an Unsecured Hedging Agreement Provider for the purpose of hedging the Borrower’s exposure to fluctuations in currency exchange rates.

“Unsecured Hedging Agreement Provider” means any Person that enters into an Unsecured Hedging Agreement with the Borrower on an unsecured basis.

“U.S. Excluded Taxes” has the meaning set forth in Section 3.05(a).

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document or in any exhibit or schedule hereto or thereto shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns subject to the applicable limitations herein, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given to it under GAAP. All terms used in this Agreement which are defined in the PPSA and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 1.04. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent or the Lenders, such period shall in any event consist of at least one full day.

ARTICLE II

FACILITY

SECTION 2.01. Loans. (a) Term A Loan Commitment. Subject to the terms and conditions set forth herein, each Term A Lender hereby severally agrees to make a term A loan (each a “Term A Loan”) on the Closing Date in the principal amount set forth opposite each such Term A Lender’s name on Schedule 1.01(D) hereto to the Borrower, in accordance with this Section 2.01. The aggregate principal amount of the Term A Loans to be advanced shall not exceed $25,000,000.

(b) Term B Loan Commitment. Subject to the terms and conditions set forth herein, each Term B Lender hereby severally agrees to make a term B loan (each a “Term B Loan”, and together with the Term A Loans, the “Loans”) on the Closing Date in the principal amount set forth opposite each such Term B Lender’s name on Schedule 1.01(D) hereto to the Borrower, in accordance with this Section 2.01. The aggregate principal amount of the Term B Loans to be advanced shall not exceed $10,000,000.

(c) Notice of Borrowing. If the Borrower desires to borrow under this Section 2.01, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 2:00 p.m. at least two (2) Business Days in advance of the Closing Date. Such Notice of Borrowing shall specify (i) the proposed Closing Date, which must be a Business Day, and (ii) the Interest Accrual Period applicable to such Loan. The Notice of Borrowing given pursuant to this Section 2.01(c) shall be irrevocable and binding on the Borrower.

(d) Making the Loans. The Administrative Agent shall promptly notify each Lender of the terms of the applicable Notice of Borrowing. Each Lender shall deposit in the Administrative Agent Account an amount equal to its Loan Commitment, in immediately available funds, not later than 12:00 p.m. on the Closing Date. Subject to the satisfaction of the conditions precedent set forth in Article V, the Administrative Agent shall make the proceeds of the Loans received by it available to the Borrower on the Closing Date.

(e) No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Loan Commitment of any Lender be increased or decreased as a result of any such failure.

(f) Repayment of Loans. Subject to Section 3.02, the Borrower shall repay the aggregate outstanding principal amount of the Loans on the Maturity Date.

SECTION 2.02. Use of Proceeds. Proceeds of the Loans shall be utilized (i) to repay in full the Borrower’s outstanding debt under the Manulife Credit Agreement, (ii) to fund Capital Expenditures and (iii) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement.

SECTION 2.03. Promise to Pay. The Borrower agrees to pay the principal amount of the Loans on the dates and in the amounts set forth in Section 2.01(f) and further agrees to pay all unpaid interest and fees accrued thereon, in accordance with the terms of this Agreement and any applicable Term A Note or Term B Note.

SECTION 2.04. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans shall be set forth on the Register maintained by the Administrative Agent pursuant to Section 13.10(d) and, subject to the provisions of Section 2.04(d), shall be evidenced (i) if Term A Loans, by a promissory note substantially in the form of Exhibit C-1 with blanks appropriately completed in conformity herewith (each, as the same may be amended, supplemented or otherwise modified from time to time, a “Term A Note” and, collectively, the “Term A Notes”) and (ii) if Term B Loans, by a promissory note substantially in the form of Exhibit C-2 with blanks appropriately completed in conformity herewith (each, as the same may be amended, supplemented or otherwise modified from time to time, a “Term B Note” and, collectively, the “Term B Notes”).

(b) The Term A Note issued to each Term A Lender shall (i) be executed by the Borrower, (ii) be payable to such Term A Lender or its registered assigns and be dated as of the Closing Date, (iii) be in a stated principal amount equal to the principal amount of the Term A Loans of such Term A Lender on the date of the issuance thereof and be payable in the principal amount of Term A Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided for herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) The Term B Note issued to each Term B Lender shall (i) be executed by the Borrower, (ii) be payable to such Term B Lender or its registered assigns and be dated as of the Closing Date, (iii) be in a stated principal amount equal to the outstanding principal amount of the Term B Loans of such Term B Lender on the date of the issuance thereof and be payable in the principal amount of Term B Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided for herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or Guarantees therefor provided pursuant to the Loan Documents. At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to that Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

SECTION 2.05. Authorized Officers. Each Agent shall be entitled to rely conclusively on any written notice sent to it and shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written document. None of any Agent or any Lender shall incur any liability to the Borrower or any other Person in acting upon any telecopy, facsimile, email or telephonic notice referred to above which such Agent or

Lender in good faith reasonably believes to have been given by an Authorized Officer except in the case of bad faith, gross negligence or willful misconduct by such Agent or such Lender, as the case may be, as determined in a final judgment by a court of competent jurisdiction.

SECTION 2.06. Allocation of Proceeds of Collateral. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by an Agent or the Lenders pursuant to Article XII (or after the Loans (with accrued interest thereon) shall automatically become due and payable in accordance with the terms hereof, other than pursuant to Section 3.01 or 3.02), all payments received from the Borrower and all proceeds of Collateral shall be paid over or delivered to the Administrative Agent for distribution as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent and to the payment of any fees owed to the Administrative Agent or the Collateral Agent;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Term A Lenders under the Loan Documents;

THIRD, to the payment of all of the Obligations to the Term A Lenders consisting of accrued fees and interest;

FOURTH, to the payment of the outstanding principal amount of the Term A Loans;

FIFTH, to all other Obligations to the Term A Lenders which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “SECOND” through “FOURTH” above;

SIXTH, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Term B Lenders under the Loan Documents;

SEVENTH, to the payment of all of the Obligations to the Term B Lenders consisting of accrued fees and interest;

EIGHTH, to the payment of the outstanding principal amount of the Term B Loans;

NINTH, to all other Obligations to the Term B Lenders which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “SIXTH” through “EIGHTH” above;

TENTH, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Hedging Agreement Providers under the Hedging Agreements; and

ELEVENTH, to the payment of all of the Obligations to the Hedging Agreement Providers under the Hedging Agreements; and

TWELFTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied equally and ratably in the numerical order provided until exhausted prior to the application to the next succeeding category; (ii) each of the Term A Lenders shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant to clauses “FOURTH” through “SEVENTH” above (based on the proportion the amount owed to it under such clause bears to the aggregate amount due to all Lenders under such clause); and (iii) each of the Term B Lenders shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant to clauses “EIGHTH” through “ELEVENTH” above (based on the proportion the amount owed to it under such clause bears to the aggregate amount due to all Lenders under such clause).

ARTICLE III

PAYMENTS AND OTHER COMPENSATION

SECTION 3.01. Voluntary Prepayments/Reductions of Commitments. (a) Voluntary Prepayment of Loans. The Borrower shall have the right, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, to voluntarily prepay all or any portion (in integral multiples of not less than Cdn.$1,000,000 or such lesser amount as may then be outstanding) of the Loans on any Interest Payment Date. Any prepayment of any Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment and any applicable Prepayment Premium due pursuant to Section 3.03. Any voluntary prepayment of any Loans pursuant to this Section 3.01 shall be applied, on a pro rata basis to the Term A Loans and the Term B Loans; provided, that, if an Event of Default has occurred and is continuing, any such prepayments will be applied according to Section 2.06.

(b) Voluntary Prepayment Upon Change in Canadian Tax Law. The Borrower shall have the right, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, to voluntarily prepay all of the Loans, together with all accrued and unpaid interest with respect to the then outstanding principal through the date of prepayment, in the event that Borrower is obligated to pay amounts under Section 3.05(a) or Section 3.05(c) as a result of a change in Canadian tax law or in any official position regarding the application or interpretation of such law by any legislative body, court, governmental agency or regulatory authority which is announced or becomes effective on or after the Closing Date. It shall be a condition of such right to voluntarily prepay that the Borrower delivers to the Administrative Agent an officer’s certificate confirming that the obligation to pay additional amounts cannot be avoided by reasonable measures and an opinion of legal counsel confirming the obligation of the Borrower to pay such additional amounts. Voluntary prepayments under this Section 3.01(b) shall not be subject to a Prepayment Premium pursuant to Section 3.03 or any other premium or penalty.

(c) Revocation. When notice of prepayment is delivered in accordance with Section 3.01(a) or (b), the principal amount of the Loans specified in the notice shall become due and payable on the next Interest Payment Date and such notice shall be irrevocable.

(d) No Reborrowing. Any amounts once prepaid may not be reborrowed.

SECTION 3.02. Mandatory Prepayments. (a) Mandatory Prepayment Offers from Asset Dispositions. Within ten (10) Business Days after the receipt of any Net Cash Proceeds from a Disposition (i) not permitted under Section 9.04, (ii) permitted under Section 9.04(i) or (iii) by Telesonic of all or substantially all of its assets to any Person that is not the Ultimate Parent or any of its Restricted Subsidiaries (but excluding Net Cash Proceeds from a Disposition permitted by and made pursuant to Section 9.08 hereof), or Net Casualty/Condemnation Proceeds, the Borrower shall make a mandatory offer of prepayment on the Loans in an amount equal to 100% of such Net Cash Proceeds or Net Casualty/Condemnation Proceeds; provided, however, that if the Borrower notifies the Administrative Agent in writing within such ten (10) Business Day period that it intends to apply any or all of such Net Cash Proceeds or Net Casualty/Condemnation Proceeds to (i) replace or restore the property that was disposed of or that suffered the Casualty or Condemnation or (ii) reinvest in equipment or other productive assets of the general type used in the business of the Borrower or its Subsidiaries in an amount not to exceed (x) with respect to Net Casualty/Condemnation Proceeds, Cdn.$8,000,000 in the aggregate during the term of the Loans (provided that replacement, restoration or reinvestment with respect to any single Casualty or Condemnation in excess of Cdn.$4,000,000 shall require consent of the Administrative Agent) and (y) with respect to Net Cash Proceeds related to Dispositions, Cdn.$10,000,000 in the aggregate during the term of the Loans (provided that reinvestment with respect to any single Disposition in excess of Cdn.$4,000,000 shall require consent of the Administrative Agent), the Borrower shall, so long as no Default or Event of Default shall have occurred and be continuing, be permitted to use such proceeds in such manner as notified to the Administrative Agent. To the extent such proceeds have not been used for such a replacement or restoration within two hundred seventy (270) days of the receipt thereof, such Net Cash Proceeds or Net Casualty/Condemnation Proceeds shall be applied to prepay the Loans notwithstanding the foregoing provision. All prepayments under this Section 3.02(a) shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and any applicable Prepayment Premium due pursuant to Section 3.03.

(b) Payments for Failure to Meet LHA EBITDA Target. Commencing with Fiscal Quarter ended September 30, 2007, for each Fiscal Quarter that the Borrower’s LHA EBITDA is less than or equal to the LHA EBITDA Target for such Fiscal Quarter, the Borrower shall prepay the Loans in an amount equal to $1,500,000. Such amount shall be due and payable on the date on which the applicable quarterly financial statements are required to be delivered pursuant to Section 7.01(b) with respect to such Fiscal Quarter. All prepayments under this Section 3.02(b) shall be accompanied by all accrued and unpaid interest on the Loans being prepaid, but shall not be subject to a Prepayment Premium pursuant to Section 3.03 or any other premium or penalty.

(c) Application of Proceeds. Prior to an Event of Default, all prepayments under this Section 3.02 shall be applied on a pro rata basis to the Term A Loans and the Term B Loans.

(d) Limit on Mandatory Prepayments. The aggregate amount of all principal payments required to be made by the Borrower prior to the Maturity Date pursuant to this

Agreement (other than as a result of an Event of Default), including pursuant to Sections 3.02(a) and 3.02(b) in respect of a Loan shall not, notwithstanding any other provision of this Agreement, exceed 25% of the principal amount of such Loan to the Borrower on the Closing Date. The parties hereto intend for the Loans to be eligible for the withholding tax exemption in subparagraph 212(1)(b)(vii) of the Income Tax Act (Canada).

SECTION 3.03. Prepayment Premiums. In connection with any prepayments of Loans made pursuant to Section 3.01(a) or 3.02(a) (other than prepayments resulting from receipt of Net Casualty/Condemnation Proceeds), the Borrower shall pay to the Administrative Agent a prepayment premium (the “Prepayment Premium”) in an amount equal to the aggregate principal amount to be prepaid multiplied by the percentage set forth below:

Prepayment Date	Percentage Premium on Term A Loans	Percentage Premium on Term B Loans
On or Prior to the First Anniversary of the Closing Date	3.0%	3.0%

After the First Anniversary of the Closing Date to on or prior to the Second Anniversary of the Closing Date	2.0%	2.0%

After the Second Anniversary of the Closing Date to on or prior to the Third Anniversary of the Closing Date	1.0%	1.0%

After the Third Anniversary of the Closing Date	0	0

SECTION 3.04. Payments. (a) General Provisions. All payments to be made by the Borrower shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the ratable account of the relevant Lender or Agent, as the case may be, at the Administrative Agent’s payment office, and shall be made in immediately available funds, no later than 2:00 p.m. (New York City time), on the dates specified herein. The Administrative Agent will promptly distribute to the relevant Lender or Agent its Pro Rata Share or other applicable share as expressly provided herein of each such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) on any Business Day shall be deemed for purposes of calculating interest to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Sharing of Payments. Except as otherwise provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.04(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (unless such succeeding Business Day would be in the subsequent calendar month, in which case such payment shall be made on the immediately preceding Business Day).

SECTION 3.05. Taxes. (a) Payment of Taxes. Except as set forth below, any and all payments by the Borrower under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, excluding, in the case of each Agent and each Lender, respectively, taxes (including any net income, franchise, branch profits or similar taxes) imposed by (i) the United States except United States federal withholding taxes or (ii) a Governmental Authority as a result of a connection or former connection (other than merely being, or if such connection is caused as a result of being, a party to any Loan Documents, participating in the transactions contemplated therein or enforcing rights thereunder) between such Agent or Lender and the jurisdiction imposing such tax, including any connection arising from such Agent or Lender being a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction or having a permanent establishment or fixed place of business therein (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as “Taxes”). Whenever the Borrower is required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender or Agent, (x) such sum payable shall be increased by an additional amount so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this Section 3.05(a)) such Lender or Agent receives an amount equal to the sum it would have received from such Obligor had no such withholdings or deductions been made, (y) the Borrower shall make such withholdings or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding anything else contained in this Agreement, the Borrower shall not be required to pay any such additional amounts to any Agent or any Lender with respect to any Taxes or Other Taxes to the extent such Taxes or Other Taxes (i) are attributable to such Agent’s or Lender’s failure to comply with the requirements of Section 3.05(f) or (ii) in the case of U.S. withholding Taxes, (a) except to the extent imposed solely as a result of a change in applicable law occurring after (1) the date that such Person became a party to this Agreement, or (2) with respect to an assignment, acquisition, participation, designation of a new Applicable Lending Office or the appointment of a successor Administrative Agent or other transfer, the effective date thereof, except to the extent that such Person’s predecessor was entitled to such amounts (or in the case of a designation of a new lending office, to the extent such Person was entitled to such amounts with respect to its prior lending office) and (b) backup withholding taxes imposed under Section 3406 of the Code (Taxes described in this clause (ii), “U.S. Excluded Taxes”). The obligations under this Section 3.05 to pay additional amounts shall apply where the particular Lender is liable for Tax under Part XIII of the Income Tax Act (Canada) in respect of such payment, even if the relevant payor is not required under the Income Tax Act (Canada) to deduct or withhold an amount in respect of Taxes on such payment and this Section 3.05 shall apply, mutatis mutandis, as if the relevant payor was required to withhold an amount in respect of such Taxes.

(b) Other Taxes. In addition, the Borrower, when making a payment under any Loan Document agrees to pay any present or future stamp, document, transfer, recording or filing taxes or fees and any other excise or property taxes, charges or similar levies or impositions now or hereafter determined by the Lenders to be payable in connection with the execution, delivery or registration of, or otherwise with respect to, such Loan Document, together with all interest and penalties related thereto excluding, however, such taxes imposed as a result of an assignment or other transfer by the Administrative Agent or any Lender (hereinafter referred to as “Other Taxes”). The Borrower agrees to hold the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Other Taxes. For the avoidance of doubt, Other Taxes shall not include any taxes excluded from Taxes pursuant to Section 3.05(a)(i) and (ii).

(c) Indemnification. The Borrower shall indemnify each Lender and each Agent that has complied with the requirements of Section 3.05(f), as the case may be, against, and reimburse each, within twenty (20) days of a receipt of written demand therefor, for the full amount of all Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable to such Agent or Lender under this Section 3.05(c)) incurred or paid by such Lender or such Agent (as the case may be), or any Affiliate of such Lender or Agent on or with respect to any payment by or on account of any obligation of the Borrower hereunder, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto. A certificate as to any amount payable to any Person under this Section 3.05 submitted by such Person to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Notwithstanding the foregoing, the Borrower shall not be required to indemnify any Lender or Agent for amounts paid by such Lender or Agent for Taxes or Other Taxes to the extent such amounts payable (i) are attributable to such Agent’s or Lender’s failure to comply with the requirements of Section 3.05(f); (ii) have been paid by the Borrower pursuant to Section 3.05(a); or (iii) are U.S. Excluded Taxes.

(d) Receipts. Within thirty (30) days after a request from the Administrative Agent, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by the Borrower pursuant to this Section 3.05.

(e) Refunds and Tax Benefits. If a Lender or Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.05(a), it shall make reasonable efforts to timely claim to such Governmental Authority for such refund at the Borrower’s expense; provided that, in the determination of such Lender or Agent, it does not prejudice the interests of such Lender or Agent. If a Lender or Agent actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Tax or Other Tax as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.05(a), it shall within sixty (60) days from the date of such receipt pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or Agent and without interest; provided that the Borrower, upon the request of such Lender or Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges paid by such Lender or Agent) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such Governmental Authority.

(f) Evidence of Exemption From or Reduction in Withholding Tax. Each Agent and each Lender agrees, upon the reasonable request of the Borrower, to comply with any certification, identification, information, documentation or other reporting requirement if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to, exemption from, or reduction in the rate of deduction or withholding of any Taxes or Other Taxes for which the Borrower is required to pay additional amounts pursuant to this Section 3.05, provided that (i) such Agent or Lender is legally entitled to complete, execute and deliver such certification, identification, information, documentation or other reporting requirement, and (ii) such certification, identification, information, documentation or other reporting requirement does not materially prejudice the legal, commercial or tax position of such Agent or Lender (such determination to be made in the sole reasonable discretion of such Agent or Lender, as applicable).

ARTICLE IV

INTEREST; FEES; INCREASED COSTS

SECTION 4.01. Interest on the Loans and Other Obligations. (a) Interest on Loans. On each Interest Payment Date the Borrower shall pay interest on each Loan, in arrears, at a rate equal to the applicable LIBOR Rate or Alternative Base Rate, as applicable, plus the Applicable Margin for such Loan.

(b) Default Interest. So long as any Event of Default shall be continuing, the rate of interest applicable to the principal amount of the Loans then outstanding or due and owing shall each be increased by 2% per annum above the interest rate otherwise applicable to the applicable Loans. If any fee or other amount (other than the principal amount of any Loan which bears an increased interest rate pursuant to the preceding sentence) payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest at a rate equal to 2% per annum above the interest rate that would then apply to an Alternate Base Rate Loan.

(c) Maximum Interest. Notwithstanding anything to the contrary set forth in this Section 4.01, if at any time before payment in full of the Loans the interest payable on any Loans (as defined in Section 347 of the Criminal Code (Canada)) exceeds the Highest Lawful Rate, then in such event and so long as the Highest Lawful Rate would be so exceeded, the rate of interest payable on such Loans shall be reduced until the aggregate interest payable is equal to the Highest Lawful Rate. Thereafter, the interest rate payable on such Loans shall be the applicable interest rate pursuant to subsections (a) and (b) above unless and until such aggregate interest again exceeds the Highest Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender for any Loans pursuant to the terms hereof exceed the amount which it could lawfully have received for such Loans had the interest due hereunder for such Loans been calculated for the full term thereof at the Highest Lawful Rate. Interest at the Highest Lawful Rate shall be calculated at a daily rate equal to the Highest Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 4.01(c), shall make a determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Highest Lawful Rate, such Lender shall, to the extent permitted by Applicable Law, promptly apply such excess first to any interest due or accrued and not yet paid under the Loans, then to the outstanding principal of the Loans, then to other unpaid Obligations and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

(d) Conversion.

(i) The Borrower shall have the option to convert all or any part of the outstanding LIBOR Rate Loans to Alternate Base Rate Loans or to convert all or any part of its Alternate Base Rate Loans to LIBOR Rate Loans. To convert a Loan under this Section 4.01(d), the Borrower shall deliver a Notice of Conversion to the Administrative Agent no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed conversion date. Promptly after receipt of a Notice of Conversion under this Section 4.01(d), the Administrative Agent shall notify each applicable Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion. Any Notice of Conversion shall be irrevocable, and the Borrower shall be bound to convert in accordance therewith. Any conversion pursuant to this Section 4.01(d) shall be effective upon the Interest Payment Date next succeeding the date of the applicable Notice of Conversion. In the absence of any Notice of Conversion in accordance herewith, all Loans shall continue to accrue interest as LIBOR Rate Loans or Alternate Base Rate Loans, as applicable for the preceding Interest Period. For greater certainty, any conversion of a Loan hereunder will result in a change in the interest rate applicable to such Loan but will not constitute the repayment and reborrowing of a Loan.

(ii) All LIBOR Rate Loans shall have the same LIBOR Period. So long as there is no Default or Event of Default, the Borrower shall have the option on each Adjustment Date to adjust the then-applicable LIBOR Period for all of the outstanding LIBOR Rate Loans to a different LIBOR Period. To adjust a LIBOR Period under this Section 4.01(d), the Borrower shall deliver a Notice of Adjustment to the Administrative Agent no later than 12:00 p.m. (New York City time) at least five (5) Business Days in advance of the proposed adjustment date. Promptly after receipt of a Notice of Adjustment under this Section 4.01(d), the Administrative Agent shall notify each applicable Lender by telex or telecopy, or other similar form of transmission, of the proposed adjustment. Any Notice of Adjustment shall be irrevocable, and the Borrower shall be bound to adjust the LIBOR Period in accordance therewith. Any adjustment pursuant to this Section 4.01(d) shall be effective upon the Adjustment Date next succeeding the date of the applicable Notice of Adjustment. In the absence of any Notice of Adjustment with respect to an Adjustment Date in accordance herewith, all LIBOR Rate Loans shall continue to have the same LIBOR Period as was in effect prior to such Adjustment Date.

(iii) Anything herein to the contrary notwithstanding, if (x) on or prior to the determination of any LIBOR Rate for any LIBOR Period, the Administrative Agent determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate Loans as provided herein; or (y) the Required Lenders determine in good faith, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR Rate” upon the basis of which the rate of interest for LIBOR Rate Loans for such LIBOR Period is to be determined are not likely to cover adequately the cost to such Lenders of making or maintaining LIBOR Rate Loans for such LIBOR Period; then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Rate Loans, to continue LIBOR Rate Loans or to convert Alternate Base Rate Loans into LIBOR Rate Loans, and on the last day(s) of the then current LIBOR Period(s) for the outstanding LIBOR Rate Loans such Loans shall be converted into Alternate Base Rate Loans in accordance with this Section 4.01(d).

(e) Continuation. All LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Accrual Period” set forth in Section 1.01. Each Loan made on the Closing Date shall have the LIBOR Period specified in the Notice of Borrowing. No later than 11:00 a.m., New York City time, on the third Business Day prior to the end of any Interest Accrual Period for a Loan, the Borrower shall deliver to the Administrative Agent a Notice of Continuation (or telephone notice promptly confirmed in writing) of the Interest Accrual Period to be effective for such Loan immediately after the then current Interest Accrual Period; provided, however, that if the Borrower fails to specify the subsequent LIBOR Period by the deadline specified above, the Borrower shall be deemed to have requested that such LIBOR Period be one month. Each Notice of Continuation shall be irrevocable. Promptly after receipt of a Notice of Continuation under this Section 4.01(e), the Administrative Agent shall notify each Lender by telecopy or other similar form of transmission of the proposed continuation.

SECTION 4.02. Increased Costs; Illegality. (a) If the adoption or implementation of, or any change in (or the interpretation, administration or application of) any Applicable Law shall, in each case after the date hereof, (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Person controlling such Lender or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or the Loans made by such Lender or participation therein other than with respect to U.S. taxes, which shall be governed by Section 3.05; and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Without duplication of the amounts paid in Section 3.05(a) or Section 4.02(a), if any Lender determines that the introduction of or any change in any Applicable Law after the date hereof regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of any entity controlling such Lender, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s controlling entity could have achieved but for such change in Applicable Law (taking into consideration such Lender’s policies and the policies of any entity controlling such Lender with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or any entity controlling such Lender for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 4.02 shall be delivered to the Borrower and shall be final, binding and conclusive for all purposes, so long as it reflects the basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate that does not contain a manifest error within ten (10) Business Days after receipt thereof.

(d) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any Applicable Law, in each case after the date hereof, shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Rate Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Loan at another branch or office of that Lender or is able to make or to continue to fund or maintain such Loan as an Alternate Base Rate Loan, in each case without, in that Lender’s reasonable opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make, to continue to fund or maintain LIBOR Rate Loans shall terminate and (ii) the Borrower shall forthwith prepay in full, without any premium or penalty, all outstanding LIBOR Rate Loans owing by the Borrower to such Lender, together with interest accrued thereon and any amounts due pursuant to Section 4.03.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any controlling entity of a Lender pursuant to this Section 4.02 for any increased cost or reduction in respect of a period occurring more than ninety (90) days prior to the date that such Lender notifies the Borrower of such Lender’s or controlling entity’s intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction affect the Lender or controlling entity retroactively, in which case no such time limitation shall apply so long as such Lender or controlling entity of a Lender requests compensation within ninety (90) days from the date such circumstances become applicable.

SECTION 4.03. Break Funding Payments. In the event of the payment of any principal of any LIBOR Rate Loan other than on the last day of the Interest Accrual Period applicable thereto (including as a result of an Event of Default), or the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (including upon any revocation of a prepayment notice under Section 3.01(c)), then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or the termination of any other financial arrangement it may have entered into to fund or support such Lender’s portion of the Loans). A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 4.04. Fees. The Borrower agrees to pay such fees as are set forth in the Fee Letter in accordance with the terms thereof. All fees payable hereunder shall be fully earned and nonrefundable when paid.

SECTION 4.05. Computation. All interest and fee calculations shall be based on a 360-day year (or, in the case of interest on Alternate Base Rate Loans, a 365/366 day year) and the actual days elapsed.

SECTION 4.06. Interest Act (Canada). For the purposes of this Agreement, whenever interest is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

SECTION 4.07. Nominal Rate of Interest. The parties acknowledge and agree that all calculations of interest under this Agreement are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

ARTICLE V

CONDITIONS TO LOANS

SECTION 5.01. Conditions Precedent to the Loans. The obligation of each Lender to make the Loans requested to be made by it on the Closing Date shall be subject to the satisfaction, or waiver by the Required Lenders, of all of the following conditions precedent:

(a) Authority. The Administrative Agent shall have received certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document by the Borrower, and for the consummation of the transactions contemplated thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Closing Date.

(b) Loan Documents. The Administrative Agent shall have received, on the Closing Date, counterparts of each of the documents set forth on the List of Closing Documents (other than the Hedging Agreements and any other Loan Document not required to be delivered on or prior to the Closing Date) that have not been waived duly executed and delivered by each party thereto, and in full force and effect and satisfactory to the Lenders.

(c) Capital Stock. All of the Capital Stock of the Borrower shall be owned directly or indirectly by the Guarantors, and all of the Capital Stock of the Borrower’s direct or indirect Relevant Subsidiaries, shall be owned, directly or indirectly, by the Borrower, in each case free and clear of any Lien (other than Permitted Encumbrances). The Collateral Agent, on behalf of the Secured Creditors, shall have a perfected first priority Lien and security interest in such Capital Stock; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(d) No Material Adverse Effect. There shall not have occurred any event, circumstance, change or condition since December 31, 2005, which could reasonably be expected to have a Material Adverse Effect.

(e) Litigation. There shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property or assets other than those set out on Schedule 6.01(f) hereto or those claiming an amount less than Cdn.$500,000.

(f) Representations and Warranties. Both before and after giving effect to the Loans, all of the representations and warranties of the Borrower contained in Article VI and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate to that effect.

(g) Consents, Etc. The Borrower shall have received all material consents, approvals and authorizations required pursuant to Applicable Law or any material Contractual

Obligation, and shall have obtained all material Permits of, and effected all notices to and filings with, any Governmental Authority as may be necessary or appropriate in connection with the Borrower’s (A) execution, delivery and performance of its obligations under the Loan Documents to which it is, or shall be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith, (B) consummation of the transactions contemplated hereunder and under the other Loan Documents and (C) creation and perfection of the Liens on the Collateral to be owned by it to the extent, in the manner and for the purpose contemplated by the Loan Documents. All such consents, authorizations, Permits, approvals, notes and filings shall be in full force and all conditions therein shall have been satisfied.

(h) No Defaults. No Event of Default or Default shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested Loan or the application of the proceeds therefrom, as applicable.

(i) Margin Regulations. None of the Borrower, nor any of its Relevant Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Loans, the use of proceeds thereof and the pledge of the Collateral to be pledged pursuant to the Security Documents do not violate Regulation T, U or X.

(j) Solvency. The Administrative Agent shall have received a solvency certificate from the Chief Financial Officer of the Borrower substantially in the form of Exhibit K, on behalf of the Borrower and the Obligor (and not in such officer’s individual capacity), dated the Closing Date.

(k) Insurance. The Administrative Agent shall have received evidence of insurance in accordance with the requirements of Section 8.03 and endorsements in form and substance reasonably acceptable to the Administrative Agent naming the Collateral Agent as an additional insured and loss payee, as applicable.

(l) Opinion of Borrower’s Counsel. The Lenders shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel to the Borrower, in substantially the form of Exhibit D-1, and Goodmans LLP, counsel to the Borrower, in substantially the form of Exhibit D-2 and the other opinions referenced in the List of Closing Documents.

(m) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, (for its own account, the account of the Collateral Agent and the respective accounts of the Lenders) all fees and, to the extent documented, expenses (including the reasonable legal fees of any counsel to the Administrative Agent, any local counsel to the Administrative Agent and the Collateral Agent, and any special counsel to the Administrative Agent) due and payable on or before the Closing Date.

(n) Collateral Information; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from the Borrower with respect to the name and the location of the principal place of business and chief executive office for the Borrower and each of its Relevant Subsidiaries. The Collateral Agent, on behalf of the Secured Creditors, shall have a perfected first priority Lien and security interest in the Collateral (subject to Permitted Encumbrances). All necessary or appropriate financing statements shall have been filed and all other filings, searches and recordings necessary or desirable in connection with such Liens and security interests shall have been made; and all filing, registration and recording fees and taxes shall have been paid or duly provided for.

(o) Payoff Letter; Termination Statements. The Administrative Agent shall have received copies of (i) a duly executed payoff letter, in form and substance reasonably satisfactory to the Lenders, together with discharge documentation, in form and substance satisfactory to the Administrative Agent for filings in the Province of Quebec, manually signed by the lenders under the Manulife Credit Agreement releasing all liens thereunder upon any of the personal property of the Borrower and (ii) evidence, in form and substance reasonably satisfactory to the Lenders, of the payoff of the Globility Credit Agreement and the release by the lender thereunder of all liens created pursuant thereto or pursuant to any related documentation.

(p) Pledged Securities. The Collateral Agent shall have received, on the Closing Date, all of the certificated Pledged Securities then owned by the Borrower, together with (i) executed and undated transfer powers in the case of certificated Pledged Securities and (ii) all other items required to be delivered pursuant to the Pledge Agreement.

(q) Intellectual Property. The Administrative Agent shall have received reasonably satisfactory evidence that all Intellectual Property material to the operations of the Borrower and its Relevant Subsidiaries is licensed or owned by the Borrower or a Guarantor or a Relevant Subsidiary.

(r) Good Standing Certificates. The Administrative Agent shall have received, on the Closing Date, governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that each of the Obligors is organized and in good standing in the jurisdiction of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

(s) Governing Documents. The Administrative Agent shall have received, on the Closing Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto as of the Closing Date of each Obligor, certified as of a recent date by the jurisdiction of its organization and copies of each Obligor’s by-laws or limited liability company agreement, as applicable, certified by an Authorized Officer of such Obligor as being true and correct copies as of the Closing Date.

(t) Financial Statements. The Administrative Agent shall have received all financial statements and projections described in Section 6.01(g)(ii), in form and substance reasonably satisfactory to the Lenders.

(u) Certificates. (i) The Administrative Agent shall have received, on the Closing Date, a certificate of an Authorized Officer of each Obligor, dated the Closing Date, (A) as to the incumbency and signatures of its officers executing each Loan Document to which such Obligor is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary and (B) attaching and certifying the completeness and accuracy of copies of all Governing Documents of such Obligor.

(ii) The Administrative Agent shall have received, on the Closing Date, the certificate of an Authorized Officer of each Obligor, dated the Closing Date, stating that to the knowledge of such officer and on behalf of such Obligor (not in such officer’s individual capacity) all of the representations and warranties of such Obligor contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), that no breach of any covenant contained in Articles VII, VIII, IX or X has occurred or would result from the closing hereunder and that all of the conditions set forth in this Section 5.01 have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously with the incurrence of Loans on the Closing Date).

(v) No Legal Impediments. The Lenders’ reasonable satisfaction that execution and delivery of, and the performance under, each of the Loan Documents shall not (i) violate any Applicable Law or (ii) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any Material Contract of the Borrower.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, each Obligor hereby represents and warrants as follows:

(a) Organization, Good Standing, Etc. Each Obligor and each Relevant Subsidiary (i) is a corporation, limited liability company, partnership or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder (in the case of the Borrower), to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc.

(i) The execution, delivery and performance by each Obligor of each Loan Document to which it is or will be a party and the transactions contemplated thereunder,

(i) have been duly authorized by all necessary corporate, limited liability company, partnership or similar action, as applicable, (ii) does not and will not contravene its Governing Documents, (iii) does not and will not violate any material Requirements of Law binding on any Obligor or any of its properties or any material Contractual Obligation of any Obligor, in each case the violation of which would reasonably be expected to have a Material Adverse Effect, and (iv) does not and will not result in or require the creation of any Lien (other than Permitted Encumbrances) upon or with respect to any of its properties.

(ii) Each of the Obligors and each of the Relevant Subsidiaries owns, possesses or has adequate and enforceable rights to all material licenses, Permits, waivers, franchises, certificates, registrations, consents, orders, approvals, entitlements, accreditations, and other authorizations from, and has made all declarations and filings with, all Governmental Authorities in each case necessary to own or possess, as the case may be, and to operate its properties and its equipment and in order to carry on its business as conducted as of the date hereof, except where any failure to so own, possess or have such rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 6.01(b)(ii), neither the Borrower nor any such Relevant Subsidiary has received any actual notice of any proceeding relating to relating to its failure to own, possess or have rights to any such licenses, Permits, waivers, franchises, certificates, registrations, consents, orders, approvals, entitlements, accreditations, or other authorizations, except, in each case, where any failure to so own, possess or have such rights would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c) Governmental Approvals. Except for filings in connection with the perfection of the Liens created by the Loan Documents, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained or made (or waived) is required in connection with the due execution, delivery and performance by each Obligor of each Loan Document to which it is a party.

(d) Enforceability of Loan Documents. Each of the Loan Documents to which an Obligor is a party has been duly executed and delivered by the Obligor party thereto and constitutes the legal, valid and binding obligation of the Borrower, enforceable against such the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Borrower and Relevant Subsidiaries. As of the date hereof, Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of organization and ownership of the outstanding Capital Stock of the Borrower and of each direct or indirect Relevant Subsidiary of the Borrower in existence on the date hereof. All of the issued and outstanding shares or units of Capital Stock of the Borrower and of each of its Relevant Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens (other than Permitted Encumbrances) and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All such Capital Stock is, in the case of the Relevant Subsidiaries, owned directly or indirectly by the Borrower, and in the case of the Borrower, owned directly or indirectly by the Parent.

(f) Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the knowledge of such Obligor, threatened action, suit or proceeding against such Obligor or any of its properties or assets before any court or other Governmental Authority or any arbitrator (including, without limitation, proceedings, investigations or inquiries of the Canadian federal Department of Industry (“Industry Canada”), the Canadian Radio-television and Telecommunications Commission (“CRTC”) or the Bureau of Competition (the “Bureau”), or arising under the Telecommunications Act (Canada), the Radiocommunication Act (Canada), or the Competition Act (Canada), or any regulations promulgated or decisions, orders, notices, or policies issued under any of these statutes).

(g) Financial Condition; Material Adverse Effect.

(i) The financial statements delivered pursuant to Section 7.01 fairly present, in all material respects, the consolidated financial position of the Borrower and its consolidated Relevant Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its consolidated Relevant Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to normal year-end adjustments and absence of footnotes in the case of any quarterly statement).

(ii) The Borrower has heretofore furnished to the Lenders (i) financial statements reported upon by Deloitte & Touche LLP for the Fiscal Years ending in 2003 through 2005, (ii) unaudited monthly balance sheets, income statements and statements of cash flows of the Borrower and its consolidated Relevant Subsidiaries, on a consolidated basis, for the period from January 1, 2006 through December 31, 2006, (iii) projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its consolidated Relevant Subsidiaries, on a consolidated basis, for the period from January 1, 2007 through December 31, 2007, in each case as updated from time to time pursuant to Section 7.01(e), and (iv) projected annual balance sheets, income statements and statements of cash flows of the Borrower and the Relevant Subsidiaries, on a consolidated basis, for the Fiscal Years ending in 2008 through 2011, in each case as updated from time to time pursuant to Section 7.01(e). Such projections, as so updated, have been prepared in good faith by the Borrower, and the Borrower is not aware of any facts or information that are inconsistent in any material respect with the assumptions used in preparing the projections or would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(iii) Since December 31, 2005, no event or development has occurred and is continuing that has had or could reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law, Etc.

(i) None of the Obligors or the Relevant Subsidiaries is in violation of its Governing Documents, any Requirements of Law, any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any Contractual Obligation binding on it or any of its properties.

(ii) Except as disclosed Schedule 6.01(h), to the best of the Borrower’s knowledge, there is no pending or threatened change in the Communications Statutes (defined below) which would reasonably be expected to have a Material Adverse Effect.

(iii) None of the Obligors or the Relevant Subsidiaries is in violation of any judgment, decree, order, writ, law, statute, rule or regulation rendered or enacted in Canada respecting telecommunications and the regulation within Canada of telecommunications service providers or telecommunications common carriers, as defined in the Telecommunications Act, or respecting radiocommunication and the operation within Canada of radio apparatus, as defined in the Radiocommunication Act, applicable to the Obligors or the Relevant Subsidiaries, or any interpretation or policy relating thereto that is applicable to the Obligors or the Relevant Subsidiaries except where the consequence of such violation would not reasonably be expected to have a Material Adverse Effect. The material business and operations conducted and proposed to be conducted by the Obligors or the Relevant Subsidiaries, as described by the Borrower, are not regulated by any federal, state or provincial utility or rate-regulating commission, other than the CRTC and Industry Canada, in the areas in which the Obligors or any of the Relevant Subsidiaries conducts or proposes to conduct its material business and operations as described by the Borrower, and the Obligors and the Relevant Subsidiaries are not, and based on existing regulations will not be, required to obtain any license from any such utility or rate-regulating commission, other than the CRTC and Industry Canada in any such province, state or country, except where any failure to possess or obtain any such license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) ERISA. The Obligors have not incurred and do not expect to incur any material liability under Title IV of ERISA with respect to any ongoing, frozen or terminated single employer sponsored by it or any of its ERISA Affiliates.

(j) Canadian Plans. Each Canadian Plan is, and has been, established, registered, administered and invested, in compliance with (i) the terms thereof, (ii) applicable pension benefits standards legislation and the Income Tax Act (Canada); and no Obligor has received, in the last seven (7) years, any notice from any Person questioning or challenging such compliance (other than in respect of any claim related solely to that Person), and no Obligor has knowledge of any such notice from any Person questioning or challenging such compliance beyond the last seven (7) years. All obligations under a Canadian Plan (whether pursuant to the terms thereof or Applicable Law) have been satisfied, and there are no outstanding defaults or violations thereunder by any Obligor nor does any Obligor have any knowledge of any default or violation by any other party to any Canadian Plan. All contributions or premiums required to be paid to or in respect of each Canadian Plan have been paid in a timely fashion in accordance with the terms thereof and all Applicable Law, and no taxes, penalties or fees are owing or exigible under any Canadian Plan. There is no proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Canadian Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such proceeding, action, suit or claim (other than routine claims for benefits). No event has occurred respecting any Canadian Plan which would entitle any Person (without the consent of the relevant Obligor) to wind-up or terminate any Canadian Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof. No Canadian Plan is a multi-employer pension plan within the meaning of applicable pension benefits standards legislation.

(k) Taxes, Etc. All Federal, state, provincial and material local tax returns and other material reports related to taxes required by Applicable Law to be filed by each Obligor have been filed, or extensions have been obtained and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges, including any related interest and penalties, upon any Obligor and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except (i) such tax returns, reports, taxes, assessments, fees or other charges which are not delinquent and with respect to which the amount or validity are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Obligor, (ii) where failure to file or pay such taxes could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) with respect to the Ontario Sales Tax Dispute. All such returns and reports are true, correct and complete in all material respects. Proper and accurate amounts have been withheld by each Obligor from its employees for all periods in compliance in all material respects with the federal, state, provincial, local, foreign, or other tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been paid to the respective Governmental Authorities, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Margin Regulations. None of the Obligors, nor any of the Relevant Subsidiaries, are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Loans, the use of proceeds thereof and the pledge of the Collateral to be pledged pursuant to the Security Documents do not violate Regulation T, U or X.

(m) Permits, Etc. Each of the Obligors and each of the Relevant Subsidiaries is in compliance with each material license, permit, approval, authorization, certificate, waiver, entitlements, accreditations, or franchise (collectively, the “Permits”) necessary to lawfully own, lease, operate or manage each business currently owned, leased, operated or managed by such Obligor or such Relevant Subsidiary, and to conduct the operations of such Obligor’s or such Relevant Subsidiary’s business as now conducted and as presently contemplated, and to make the borrowings hereunder. No Obligor or Relevant Subsidiary is in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders, policies or decrees of any Governmental Authority having jurisdiction over it or over any part of its operations or assets, except for such violations or defaults which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(n) Properties. Each Obligor has good and marketable title to, or valid leasehold interests (in the case of leasehold interests in real or personal property) in, or a valid license interest in, all property and assets material to its business, free and clear of all Liens except Permitted Encumbrances. Such properties are in good working order and condition, ordinary wear and tear excepted.

(o) Real Estate. As of the Closing Date, Schedule 6.01(n) contains a true, accurate and complete list of the street address of each parcel of Leasehold Property and the identity of the lessor, lessee and current occupant (if different from the lessee) of each such parcel of Leasehold Property. Each Obligor has made available to the Administrative Agent true, accurate and complete copies of the leases, subleases, licenses or assignment agreements and any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the Closing Date relating to the Leasehold Property. With respect to each Leasehold Property, (i) each such lease, sublease, license or assignment agreement is valid, binding, enforceable in accordance with its terms and in full force and effect; (ii) all payments required to have been made under each lease, sublease, license or assignment agreement by the Borrower have been made; (iii) there are no breaches of or other defaults or events of default under, or events which with due notice or lapse of time, or both, would constitute a breach of or other default or event of default under, any material lease, sublease, license or assignment agreement by any Obligor or, to the knowledge of such Obligor, the landlord or sublandlord, as applicable under such lease, sublease, license or assignment agreement; (iv) none of the Obligors nor any of the Relevant Subsidiaries has exercised any option or right to terminate, renew or extend or otherwise affect the rights or obligations of the tenant under any lease, sublease, license or assignment agreement; (v) none of the Obligors nor any of the Relevant Subsidiaries or, to any Obligor’s knowledge, the landlord or sublandlord, has received or given any notice of default or breach under any lease, sublease, license or assignment agreement or notice that any lease, sublease, license or assignment agreement will be terminated or will not be renewed; and no consent of any party is necessary for the lessee to legally occupy each Leasehold Property from and after the Closing Date.

(p) Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to an Agent or the Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made or provided, not materially misleading. As of the Closing Date, there is no contingent liability or obligation that could reasonably be expected to have a Material Adverse Effect.

(q) Environmental Matters. Except as set forth on Schedule 6.01(p) and except as could not reasonably be expected to have a Material Adverse Effect: (i) the operations of each Obligor have at all times been in compliance with applicable Environmental Laws, (ii) there has been no Release on, in, at, to, from or under any of the properties currently or formerly owned or operated by any Obligor or, to any Obligor’s knowledge, a predecessor in interest that could reasonably be expected to result in any Environmental Liabilities and Costs to such Obligor, (iii) no Environmental Action has been asserted against any Obligor or any predecessor in interest which is unresolved, nor are there any pending or, to any Obligor’s knowledge, threatened Environmental Action against such Obligor or any predecessor in interest, (iv) to the Obligors’ knowledge, no Environmental Action has been asserted against any facilities that may have received Hazardous Materials generated by an Obligor or any predecessor in interest, (v) none of the Obligors is subject to any order, decree, injunction or other arrangement with any Governmental Authority or, except to the extent included in leases entered into in the ordinary course of business, any indemnity or other agreement with any third party relating to any Environmental Law, (vi) to the Obligors’ knowledge, there are no other circumstances or conditions involving any Obligor that could reasonably be expected to result in any Environmental Actions or Environmental Liabilities and Costs including any restriction on the ownership, use, or transfer of any property in connection with any Environmental Law, (vii) the Obligors have made available to the Administrative Agent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Credit Parties and their current and former properties and operations, (viii) no Real Estate Asset has been used as a storage or disposal site for Hazardous Materials, and (ix) no Obligor has failed to report to the proper Governmental Authority the occurrence of any event which is required to be so reported by any Environmental Laws and the Lender and the Lenders have been provided with correct and complete copies of all such reports and all correspondence relating thereto.

(r) Insurance. Each Obligor keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire and business interruption, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by Applicable Law, (iii) general liability insurance, but only to the extent and in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it and (iv) such other insurance as may be required by law (including against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(q) sets forth a list of all insurance maintained by the Obligors on the Closing Date.

(s) Solvency. Each Obligor is and, after giving effect to entry into the Loan Documents and incurrence of the Loans, will be Solvent.

(t) Location of Accounts. Schedule 6.01(s) sets forth a complete and accurate list as of the Closing Date of all Deposit Accounts of each Obligor and the Relevant Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such Deposit Account is maintained and the account number and the purpose thereof).

(u) Intellectual Property. Schedule 6.01(t) sets forth a true and complete list of all (i) Registered Intellectual Property and other material Intellectual Property owned by the Obligors, indicating for each Registered item the registration or application number and the applicable filing jurisdiction, and (ii) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that are not material to the business, operations, condition (financial or otherwise) or performance of any Obligor, taken as a whole). No Obligor is infringing or violating, or has in the past five years infringed or violated, the Intellectual Property rights of any third party, except for any infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Obligor has sufficient rights to use all Intellectual Property used in its business as presently conducted or contemplated to be conducted, except for any infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all of which rights shall survive unchanged until the consummation of the transactions contemplated by this

Agreement. Except as set forth on Schedule 6.01(t): (A) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, or, to any Obligor’s knowledge, asserted or threatened against an Obligor concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property; (B) to the Obligors’ knowledge, there exists no basis for any such litigation, opposition, cancellation, proceeding, objection or claim that would not be decided against the complainant if heard on a motion for summary judgment by the complainant; and (C) to the Obligors’ knowledge, no person is violating any Intellectual Property right that the Obligors hold exclusively. Each Obligor has taken reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Obligors, and to each Obligor’s knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All of the Obligors’ current and prior employees have executed valid intellectual property and confidentiality agreements and/or are bound by employment policies for the benefit of the applicable Obligor and, to the Obligors’ knowledge, no current or prior employee is in default or breach of any term of any such agreement. The IT Assets of the Obligors operate and perform in all material respects as required by each Obligor in connection with its business. To the Obligors’ knowledge, no Person has gained unauthorized access to the IT Assets in any manner that would adversely affect the functioning of the IT Assets or allow a third party to view or alter personal or confidential information or code. Each Obligor has implemented reasonable backup and disaster recovery technology for its cellular network consistent with industry practices.

Each Intellectual Property Contract is legal, valid, binding, and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. No claim has been threatened or asserted that any Obligor, or to the Obligors’ knowledge another person, has breached any Intellectual Property Contract. There exists no event, condition, or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by any Obligor, or to the Obligors’ knowledge another person, under any Intellectual Property Contract. No party to any Intellectual Property Contract has given any Obligor notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Intellectual Property Contract. Neither the Obligors, nor to the Obligors’ knowledge any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. Consummation of the transactions contemplated by this Agreement will not place any Obligor in breach or default of any Intellectual Property Contract, or trigger any modification, termination, or acceleration thereunder. To the Obligors’ knowledge, any material Intellectual Property that the Obligors are licensed or otherwise permitted by other persons to use is valid, subsisting, and enforceable and is not subject to any outstanding order, judgment, decree, or agreement adversely affecting the Obligors’ use thereof or their rights thereto.

(v) Material Contracts. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Closing Date of all Material Contracts to which any Obligor or any of the Relevant Subsidiaries is a party, showing the parties and subject matter thereof and amendments and modifications thereto.

(w) Holding Company and Investment Company Acts. None of the Obligors nor any of the Relevant Subsidiaries is subject to the registration requirements of the Investment Company Act, and, to the best knowledge of the Obligors, none of the Obligors is controlled by an “investment company” not entitled to an exemption within the meaning of such Act, or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act. None of the Obligors nor any of the Relevant Subsidiaries is subject to regulation under the Public Utility Holding Company Act, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder or which may otherwise render all or any portion of the Obligations unenforceable.

(x) Employee and Labor Matters. As of the Closing Date there is (i) no unfair labor practice complaint pending or, to the best of any Obligor’s knowledge, threatened against any Obligor before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of any Obligor’s knowledge, threatened against any Obligors which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of any Obligor’s knowledge, threatened against any Obligor that, in the case of (i) or (ii) could, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(y) Location of Collateral; Chief Place of Business; Chief Executive Office; Name. As of the Closing Date, there is no location at which any Obligor or any of Relevant Subsidiary has any Inventory other than those locations listed on Schedule 6.01(y). Schedule 6.01(y) contains a true, correct and complete list, as of the Closing Date, of the legal names and addresses of each location at which Inventory of any Obligor or any Relevant Subsidiary is stored. None of the receipts received by any Obligor or any Relevant Subsidiary from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns. Schedule 6.01(y) sets forth a complete and accurate list as of the date hereof of (i) each place of business (other than a location that is only a sales office) of each Obligor and each Relevant Subsidiary, (ii) the chief executive office of each Obligor and each Relevant Subsidiary, (iii) the exact legal name of each Obligor and each Relevant Subsidiary, (iv) the jurisdiction of organization of each Obligor and each Relevant Subsidiary and (v) the organizational identification number of each Obligor and each Relevant Subsidiary (or indicates that such Obligor and Relevant Subsidiary has no organizational identification number).

(z) Security Interests. Each Security Document creates in favor of the Collateral Agent on behalf of the Lenders a legal, valid and enforceable security interest in the collateral as and to the extent purported to be covered thereby. Each such security interest is or, upon the filing of financing statements in the appropriate jurisdictions will be, a perfected first priority security interest (subject to Permitted Encumbrances), in each case to the extent a security interest therein can be perfected by filing pursuant to the PPSA, and no further recordings or filings are or will be required in connection with the creation, perfection, priority or enforcement of such security interests, other than (i) the filing of continuation or renewal statements or financing change statements in accordance with Applicable Law, (ii) the recording of the collateral assignments for security pursuant to the Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired United States patent and trademark applications and registrations and United States copyrights and (iii) additional filings if any Obligor changes its name, identity or organizational structure or the jurisdiction in which any Obligor is organized.

(aa) Foreign Assets Control Regulations, etc. In the case of the Obligors that are domiciled in Canada, subject to compliance with Applicable Law, neither the execution and delivery of, nor the borrowing under any Loan Document, nor the use of proceeds from any Loan will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Patriot Act or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, none of the Obligors nor any of the Relevant Subsidiaries is or will become a blocked person or will engage in any dealings or transactions with, or is otherwise associated with, any blocked person.

(bb) Relevant Subsidiaries. There are, as of the Closing Date, no direct or indirect Relevant Subsidiaries of the Borrower other than Telesonic.

(cc) Location of Borrower’s Assets. As of the Closing Date, the Borrower does not have assets in an amount greater than Cdn.$100,000 in Prince Edward Island, Newfoundland or in any of the Canadian Territories.

(dd) Location of Parent’s Assets. As of the Closing Date, the Parent does not have any assets in any Canadian Province or Territory other than Nova Scotia, Ontario or British Columbia or assets in an amount greater than Cdn.$150,000 in Quebec.

ARTICLE VII

REPORTING COVENANTS

Each Obligor covenants and agrees that, so long as any Loans are outstanding and until payment in full of all of the Obligations (other than contingent indemnity Obligations):

SECTION 7.01. Financial Statements. Each Obligor shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a) Monthly Reports. As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (including for the last Fiscal Month of the Borrower’s Fiscal Year), the unaudited consolidated and consolidating balance sheets of the Borrower and its Relevant Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form each of (x) the figures for the such period set forth in the projections, (y) the figures as of the end of and for the corresponding period in the previous year, and (z) the figures as of the end of and for the corresponding period in the previous month, certified by an Authorized Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(b) Quarterly Reports. As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year (including the last Fiscal Quarter of each Fiscal Year), the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Relevant Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and cash flow of the Borrower and its consolidated Relevant Subsidiaries for such Fiscal Quarter, certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the consolidated financial position of the Borrower and its consolidated Relevant Subsidiaries as at the dates indicated and the results of their operations and cash flows for the Fiscal Quarters indicated, such consolidated balance sheets and consolidated statements of income and cash flows in accordance with GAAP (except for the departure from GAAP in respect to the non-consolidation of either the Borrower’s European Subsidiaries or any other entity other than a Relevant Subsidiary), subject to normal year-end adjustments and the absence of footnotes.

(c) Annual Reports. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of the Borrower and its consolidated Relevant Subsidiaries as of the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flow of the Borrower and its consolidated Relevant Subsidiaries for such Fiscal Year, prepared in accordance with GAAP (except for the departure from GAAP in respect to the non-consolidation of either the Borrower’s European Subsidiaries) applied, except as GAAP may otherwise require, on a basis consistent with prior years, (ii) a report thereon of RSM Richter LLP or one of the “big four” accounting firms (or other independent public accountants reasonably acceptable to the Required Lenders), which report shall not express any qualification as to Borrower’s ability to continue as a going concern, and shall state that such audit has been conducted in accordance with Canadian generally accepted auditing standards, without any qualifications or exception as to the scope of such audit and (iii) to the extent such independent public accountants are willing to provide such a certificate, a certificate of such accountants stating that, in making the examination necessary for the report in clause (ii), they obtained no knowledge, except as specifically stated, of any failure by the Borrower to perform or observe any of its covenants relating to financial matters in this Credit Agreement. The Borrower shall use reasonable efforts to obtain the certificate described in clause (iii) of the preceding sentence.

(d) Officer’s Certificate; Compliance Certificate. Together with each delivery of any financial statement pursuant to subsections (b) and (c) of this Section 7.01, (i) a short form management discussion and analysis; (ii) an Officer’s Certificate substantially in the form of Exhibit F attached hereto and made a part hereof, stating that an Authorized Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its consolidated Relevant Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower and its Relevant Subsidiaries have taken, are taking and propose to take with respect thereto and (iii) a certificate substantially in the form of Exhibit G attached hereto and made a part hereof (the “Compliance Certificate”), signed by an Authorized Officer of the Borrower setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article IX and Article X.

(e) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than fifteen (15) days after the beginning of the Fiscal Year (i) a monthly budget for such Fiscal Year; provided, that such monthly budget may be revised in consultation with the Ultimate Parent at any time prior to sixty (60) days after the beginning of the relevant Fiscal Year, (ii) projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its consolidated Relevant Subsidiaries, on a consolidated basis, for such Fiscal Year and (ii) a consolidated financial forecast, prepared in accordance with the Borrower’s normal accounting procedures applied on a consistent basis, for the each succeeding Fiscal Year through the Fiscal Year ending in 2011, including (A) a forecasted consolidated annual balance sheet, and the related income statements, and cash flows of the Borrower and its consolidated Relevant Subsidiaries for and as of the end of such Fiscal Year and (B) the amount of forecasted Capital Expenditures for such Fiscal Year.

SECTION 7.02. Other Financial Information. (a) Each Obligor shall deliver to each Agent such other information with respect to (i) the Collateral or (ii) any Obligor’s business, financial condition, results of operations, properties, projections, business or business prospects as an Agent may, from time to time, reasonably request. Each of the Obligors hereby authorizes each Agent and its representatives to communicate directly with the independent public accountants so long as such Agent has provided three (3) days prior notice and an Authorized Officer of such Obligor participates in such communication and authorizes the independent public accountants to disclose to each Agent and their respective representatives any and all financial statements and other financial information, including copies of any final management letter that such accountants may have with respect to the Collateral or such Obligor’s financial condition, results of operations, properties, projections, business and business prospects. The Agents and such representatives shall treat any non-public information so obtained as confidential, except that the Agents and such representatives may disclose such information to any Lenders who shall agree to treat such non-public information as confidential.

(b) The Borrower shall deliver to the Administrative Agent copies of all documents and financial statements, reports and notices, if any, sent or made available generally by the Borrower or its Relevant Subsidiaries to the holders of their Securities or to a trustee under any indenture or filed with any regulatory authority or applicable securities commission, and copies of all materials and documents provided to the board of directors of the Borrower, and promptly upon their becoming available, copies of all press releases and other statements made available by the Borrower to the public concerning material developments in the business of the Borrower; provided that material that is filed with the CRTC in the Borrower’s normal course of business and is not material to the Borrower, shall be deemed to be delivered hereunder without any further actions by Borrower.

(c) The Borrower shall deliver to the Administrative Agent copies of any final management reports delivered to the Borrower by the independent public accountants in connection with the financial statements delivered pursuant to Section 7.01.

(d) Each Obligor shall deliver to the Administrative Agent any report or letter from such Obligor’s independent public accountants regarding any deficiencies or material weaknesses in internal control over financial reporting within five (5) Business Days of such Obligor’s receipt of such report or letter. Each Obligor shall cure any deficiency or material weakness identified in such a report or letter within thirty (30) Business Days of its receipt thereof, unless such deficiency or material weakness cannot reasonably be cured within such thirty (30) Business Day period, in which case, such Obligor shall commence the cure within such thirty (30) Business Day period and diligently pursue such cure until completed.

(e) The Borrower shall deliver to the Administrative Agent within five (5) Business Days of the end of each calendar month after the Closing Date a status report with regard to the Landlord Waiver and Consents obtained pursuant to Section 8.07.

SECTION 7.03. Defaults, Events of Default; Changes in Collateral. Promptly upon a senior officer of any Obligor obtaining knowledge (i) of the occurrence of an Event of Default or Default that is continuing, or (ii) of any condition or event which would reasonably be expected to result in a Material Adverse Effect, such Obligor shall deliver to the Administrative Agent an Officer’s Certificate specifying (A) the nature and period of existence of such Event of Default, continuing Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action such Obligor proposes to take with respect thereto. Each Obligor shall advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral taken as a whole or the Liens granted thereon.

SECTION 7.04. Lawsuits. Promptly upon any Obligor obtaining knowledge of the institution of, or written threat of, (i) any action, suit, proceeding or arbitration against or affecting such Obligor or any asset of such Obligor not previously disclosed pursuant to Schedule 6.01(f), which action, suit, proceeding or arbitration claiming an amount greater than Cdn.$500,000 or which could reasonably be expected to have a Material Adverse Effect, (ii) any investigation or proceeding before or by any Governmental Authority, the effect of which is reasonably likely to have a Material Adverse Effect on the manner in which such Obligor currently conducts its business, (iii) any Forfeiture Proceeding, or (iv) any material Condemnation or Condemnation proceeding, such Obligor shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable the Administrative Agent to evaluate such matters (excluding any privileged communications or information) except, in each case of clauses (i)-(iv), where the same is fully covered by an indemnity or insurance (other than applicable deductible). In addition to the requirements set forth in the immediately preceding sentence, such Obligor shall (i) provide within thirty (30) days of the end of each Fiscal Month a written summary of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to this Section and (ii) upon request of the Administrative Agent, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to this Section and provide such other information as may be reasonably requested by the Administrative Agent and reasonably available to such Obligor to enable the Administrative Agent to evaluate such matters.

SECTION 7.05. Insurance. As soon as practicable and in any event within ten (10) Business Days of any material change in the insurance coverage set forth on Schedule 6.01(q), the Borrower shall deliver to the Administrative Agent notice of such change together with a copy of such amended insurance policy and/or program.

SECTION 7.06. Environmental Notices. In addition to any notice required under Section 8.14, each Obligor shall notify the Administrative Agent, in writing, promptly, and in any event within ten (10) Business Days after such Obligor’s learning thereof, of any: (i) notice or claim to the effect that any Obligor or any Relevant Subsidiary is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Material; (ii) investigation by any Governmental Authority of any Obligor or any Relevant Subsidiary evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Material; (iii) notice that any Property of any Obligor or any Relevant Subsidiary is subject to an Environmental Lien; (iv) any material violation of Environmental Laws by any Obligor or any Relevant Subsidiary or awareness by any Obligor of a condition which might reasonably result in a material violation of any Environmental Law by any Obligor or any Relevant Subsidiary; (v) commencement or written threat of any judicial or administrative proceeding alleging a material violation of any Environmental Law by any Obligor or any Relevant Subsidiary; (vi) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by any Obligor or any Relevant Subsidiary that could reasonably be expected to subject such Obligor or Relevant Subsidiary to Environmental Liabilities and Costs; or (vii) document provided to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by any Obligor or any Relevant Subsidiary or the incurrence of such obligation pursuant to any Environmental Law or any obligation to take any Remedial Action to abate any Release. For purposes of clauses (i), (ii), (iii) and (iv), notice shall include any other written communications given to an agent or employee of any Obligor or any Relevant Subsidiary with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such communication. With respect to clauses (i) through (vii) above, such notice shall be required only if (A) the liability or potential liability, or with respect to clause (vii), the cost or potential cost of compliance, which is the subject matter of the notice is reasonably likely to exceed Cdn.$500,000, or if (B) such liability or potential liability or cost of compliance when added to other liabilities of any Obligor and the Relevant Subsidiaries of the kind referred to in clauses (i) through (vii) above is reasonably likely to exceed Cdn.$500,000.

SECTION 7.07. Labor Matters. Each Obligor shall notify the Administrative Agent in writing, promptly, but in any event within ten (10) Business Days after learning thereof, of (i) any material labor dispute to which such Obligor could reasonably be likely to become a party, any actual or threatened strikes, lockouts or other disputes relating to such Obligor’s facilities and (ii) any material liability incurred with respect to the closing of any facility of any Obligor.

SECTION 7.08. Canadian Plans. As soon as possible and in any event within 30 days after any Obligor knows that, or has reason to know that, or receives:

(a) a notice from any Person questioning or challenging the compliance of the Canadian Plans with (i) the terms thereof or (ii) all Applicable Law (other than in respect of any claim related solely to that Person) has been delivered to such Obligor or to a government agency;

(b) contribution or premium required to be paid to or in respect of each Canadian Plan has not been paid in a timely fashion in accordance with the terms thereof and all Applicable Law, or that taxes, penalties or fees are owing or exigible under any Canadian Plan;

(c) a proceeding, action, suit or claim (other than routine claims for benefits) is pending or threatened involving any Canadian Plan or its assets;

(d) an event has occurred respecting any Canadian Plan which would entitle any Person (without the consent of the applicable Obligor) to wind-up or terminate any Canadian Plan, in whole or in part, or which could, reasonably be expected to adversely affect the tax status thereof;

(e) a going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency respecting any Canadian Plan is determined or

(f) the occurrence of an improper withdrawal or transfer of assets from any Canadian Plan, such Obligor shall provide to the Lender a certificate of the President or Chief Financial Officer of the Borrower setting forth the details of such event and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required with respect to such event.

SECTION 7.09. Other Information. Promptly upon receiving a request therefor from the Administrative Agent or the Required Lenders, each Obligor shall prepare and deliver to the Administrative Agent such other information with respect to the Borrower or the Collateral (including schedules identifying and describing the Collateral and any Dispositions thereof) as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees that, from and after the date hereof (unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any other Loan Document or in connection herewith or therewith have been paid in full, that:

SECTION 8.01. Compliance with Laws and Contractual Obligations. Each Obligor shall comply with all Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all Contractual Obligations except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.02. Payment of Taxes and Claims. Each Obligor shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, except where all such unpaid taxes, penalties and interest in the aggregate are not material, and (b) all claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to any Obligor which have become due and payable and which by law have or may become a Lien upon any of such Obligor’s properties or assets, in each case prior to the time when any penalty or fine will be incurred by the Obligor with respect thereto; provided, however, that such taxes, assessments or governmental charges referred to in clause (a) above or claims referred to in clause (b) above need not be paid to the extent such taxes, assessments, governmental charges or claims are being contested pursuant to a Permitted Protest.

SECTION 8.03. Risk and Maintenance of Insurance. Each Obligor bears the sole risk of any loss, damage, destruction or confiscation of all property during such Obligor’s possession of such property. Each Obligor shall maintain, and cause each of the Relevant Subsidiaries to maintain (either in the name of the Borrower or in such Relevant Subsidiary’s own name), insurance with financially sound and reputable insurance companies or associations (including commercial general liability, property and business interruption insurance and, if and to the extent the Obligor or a Relevant Subsidiary thereof has storage tanks, then storage tank insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. All property policies covering the Collateral shall name the Collateral Agent as an additional insured or loss payee, in case of loss. All certificates of insurance are to be delivered to the Collateral Agent and the policies shall contain a loss payable and additional insured endorsements in favor of the Collateral Agent (substantially in the form in existence on the Closing Date), and shall provide for not less than thirty (30) days’ (and ten (10) days’ in the case of cancellation for non-payment) prior written notice to the Collateral Agent and other named insureds of the exercise of any right of cancellation.

SECTION 8.04. Conduct of Business and Preservation of Corporate Existence. Each Obligor will continue to engage in business of the same general type as now conducted by such Obligor and any related or ancillary business such as wireless broadband. Except as permitted under Sections 9.03 and 9.04, each Obligor will preserve and maintain, and cause each of the Relevant Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business.

SECTION 8.05. Inspection of Property; Books and Records; Discussions. At any reasonable time during normal business hours and from time to time with reasonable notice, or at any time if a Default or Event of Default shall have occurred and be continuing, each Obligor shall permit any authorized representative(s) designated by the Administrative Agent or the Required Lenders to visit and inspect (including the collection of samples) any of its assets, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard or liability or insurance programs), and to discuss their affairs, finances and accounts with their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The visitations and/or inspections by or on behalf of the Administrative Agent and the Required Lenders shall be at the Obligors’ expense; provided, that, so long as no Default or Event of Default exists and is continuing, such Obligor shall not be obligated to reimburse the Administrative Agent (i) for more than one (1) such visit or inspection per calendar year and (ii) for costs in excess of Cdn.$5,000. Each Obligor shall, and shall cause each of the Relevant Subsidiaries to, keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions (including all customer additions and deactivations, sales, inventory and service credits with respect to sales, returns and allowances with respect to sales) and the assets and business of such Obligor or Relevant Subsidiary in relation to their respective businesses and activities, including transactions and other dealings with respect to the Collateral and such information pertaining to the Collateral as the Collateral Agent may from time to time reasonably request. If an Event of Default has occurred and is continuing and the Loans have been accelerated, each Obligor, upon the Administrative Agent’s request, shall turn over any such records to the Administrative Agent or its representatives.

SECTION 8.06. Maintenance of Properties. Each Obligor shall, and cause each of the Relevant Subsidiaries to, maintain, preserve and protect all of its tangible properties and Intellectual Property and other intangible assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of the Relevant Subsidiaries to comply, in all material respects with the provisions of all material leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any material loss or forfeiture thereof or thereunder. With respect to Intellectual Property, each Obligor shall maintain all Registered Intellectual Property, except a Registered Trademark that the Borrower no longer uses in its business, and material Trade Secrets, including the payment of required fees and taxes, the filing of applications for renewal or extension, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings and shall take all reasonable steps to preserve and protect each item of Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any Trademark, consistent with the quality of the products and services as of the date hereof, and ensuring that all licensed users of any such Trademark use such consistent standards of quality.

SECTION 8.07. Actions with Respect to Leased Property. Each Obligor shall use commercially reasonable efforts to provide to the Collateral Agent on or before the thirtieth (30th) day after the Closing Date a fully executed Landlord Waiver and Consent from the landlord in respect of each location set forth on Schedule 8.07. Each such Landlord Waiver and Consent shall be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 8.08. Transactions with Affiliates. Each Obligor will conduct all transactions with any of its Affiliates on terms that are commercially reasonable and no less favorable to such Obligor than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that, in no event shall this Section 8.08 be deemed to prohibit any Ultimate Parent Payments or to prohibit Borrower from entering into any transactions with its Affiliates that are consistent with past practice in connection with transactions related to Globility and its Subsidiaries, service contracts, management fees, royalty arrangements and the purchase or sale of traffic from or to an Affiliate at cost. If any Obligor or any of the Relevant Subsidiaries enters into any transaction with any Affiliate, the Obligors will provide the Administrative Agent with a copy of the applicable agreement promptly following the execution thereof. For greater certainty, the parties hereto agree that all transactions between an Obligor and any of its Affiliates listed on Schedule 8.08 and for which definitive documentation has been provided to the Agents prior to the Closing Date and all purchases or sales of traffic from or to an Affiliate at cost shall be shall be deemed to be in compliance with this Section 8.08.

SECTION 8.09. Further Assurances. Subject to Section 9.20, each Obligor shall take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (except for Permitted Encumbrances) any of the Collateral or any other property of the Obligors required to be so perfected pursuant to any Loan Document, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and (except for Permitted Encumbrances) priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Secured Creditors the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Secured Creditors under this Agreement or any other Loan Document.

SECTION 8.10. Additional Security; Further Assurances. (a) In the event that any Obligor acquires ownership in fee of a Real Estate Asset with a value in excess of Cdn.$500,000 after the Closing Date, and such interest has not otherwise been made subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Creditors, then such Obligor shall notify the Collateral Agent no less than ten (10) days prior to the acquisition, and, upon request by the Collateral Agent, contemporaneously with acquiring such Real Estate Asset in fee, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates that the Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Creditors, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Real Estate Assets, subject to Permitted Encumbrances. In addition to the foregoing, each Obligor shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien pursuant to this Section 8.10. Prior to the acquisition of any Real Estate Asset in fee, the Obligors shall deliver to the Administrative Agent a notice identifying, and upon the Administrative Agent’s request and subject to any contractual restrictions contained therein, the consultant’s reports, environmental site assessments or other documents, if any, relied upon by such Obligor to determine that any such Real Estate Asset does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in Environmental Liabilities and Costs;

(b) Each Obligor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 8.10;

(c) After the date hereof, subject to Section 9.20, the Borrower shall, upon the formation, creation or acquisition of any additional directly-owned Relevant Subsidiary, pledge all of the Capital Stock of such Relevant Subsidiary owned directly by the Borrower to the Collateral Agent, for the benefit of the Secured Creditors, to secure the Obligations of the Borrower. The documentation for such pledge shall be in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Collateral Agent. Any document, agreement, or instrument executed or issued pursuant to this Section 8.10(c) shall be a Loan Document;

(d) After the date hereof, the Obligors shall notify the Collateral Agent no less than five (5) days prior to (i) an acquisition by the Borrower of assets that cause the value of assets held by the Borrower in Prince Edward Island or any of the Canadian Territories to exceed Cdn.$100,000 in any of such jurisdictions and (ii) an acquisition by the Parent of assets held in any Canadian Province or Territory other than Nova Scotia, Ontario or British Columbia. Upon request by the Collateral Agent, contemporaneously with acquiring any such assets, the Borrower or Parent, as the case may be, shall take all such actions and execute and deliver, or cause to be executed and delivered, any confirmatory assignments, confirmatory conveyances, financing statements, hypothecs, pledges, debentures, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments that the Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Creditors, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such assets, subject to Permitted Encumbrances. Any document, agreement, or instrument executed or issued pursuant to this Section 8.10(d) shall be a Loan Document.

(e) The Liens required to be granted pursuant to this Section 8.10 shall be granted pursuant to the applicable Security Documents to be executed and delivered by the Obligors on the date hereof (or other security documentation substantially similar to such Security Documents or otherwise satisfactory in form and substance to the Collateral Agent) for the benefit of the Secured Creditors, shall constitute valid and enforceable perfected security interests on all of the Collateral subject thereto and, except for Permitted Encumbrances, shall be first priority security interests, prior to the rights of all third Persons and subject to no other Liens, with such exceptions, conditions and qualifications, as shall be permitted by the respective Security Documents. Any Security Documents or Additional Security Documents and other instruments related thereto or related to existing Security Documents shall be duly recorded or filed in such manner and in such places and at such times as are required by law to create, maintain, effect, perfect, preserve, maintain and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to such Security Documents or Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Obligors. At the time of the execution and delivery of any Security Documents or Additional Security Documents, the Obligors will cause to be delivered to the Collateral Agent such customary opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure that this Section 8.10 has been complied with, including the execution and delivery of the applicable documentation referred to in Section 8.10(c) (and the creation and perfection of any Lien contemplated thereby);

(f) Each Obligor agrees that each action required above by this Section 8.10 shall be completed promptly after such action is requested to be taken by the Administrative Agent or the Collateral Agent, provided that each action required above by Sections 8.10(b), (c) and (d) with respect to a Relevant Subsidiary newly formed, created or acquired by the Borrower shall be completed upon the formation, creation or acquisition of such Relevant Subsidiary;

(g) Each Obligor shall use its commercially reasonable efforts to deliver (to the extent not delivered on or prior to the Closing Date) evidence of insurance complying with the requirements of Section 8.03 as soon as practicable following the Closing Date, but in any case no later than ten (10) Business Days thereafter.

SECTION 8.11. Powers; Conduct of Business. Each Obligor shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.12. Use of Proceeds. Proceeds of the Loans shall be used only in accordance with Section 2.02 hereof.

SECTION 8.13. Obtaining of Permits, Etc. Each Obligor shall obtain, maintain and preserve, and cause each of the Relevant Subsidiaries to obtain, maintain and preserve, all Permits which are necessary or useful in the proper conduct of its business.

SECTION 8.14. Environmental. Each Obligor shall, and shall cause each of the Relevant Subsidiaries to, (i) comply, and cause the Relevant Subsidiaries to comply, in all material respects with Environmental Laws, except where the failure to so comply could not reasonably be expected to have a cost to any Borrower or Relevant Subsidiary in excess of Cdn.$500,000, and provide to the Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, which documentation shall include a notice by the Obligors six months after the Closing Date of the steps taken by the Obligors or the Relevant Subsidiaries to address any outstanding matters described on Schedule 6.01(p), (ii) promptly notify the Collateral Agent of any material violation of any material Environmental Law and undertake prompt measures to correct such violation, (iii) immediately provide the Collateral Agent a copy of any document provided to a Governmental Authority concerning any Release of a Hazardous Material from or onto property owned or operated by the Borrower or any of its Relevant Subsidiaries and take any Remedial Actions required of such Obligor or Relevant Subsidiary by Environmental Laws or otherwise appropriate to abate said Release or avoid Environmental Liabilities and Costs; and (iv) perform any Remedial Action at property owned or operated by any Obligor or Relevant Subsidiary (x) that is required of such Obligor or Relevant Subsidiary pursuant to any Environmental Law or agreement with a Governmental Authority, or (y) that was initiated prior to the Closing Date and is identified on Schedule 8.14.

SECTION 8.15. Change in Collateral; Collateral Records. Each Obligor shall advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral or the Lien granted thereon and shall execute and deliver to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by the Obligors in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

SECTION 8.16. Fiscal Year. Each Obligor shall cause its Fiscal Year and the Fiscal Year of each Relevant Subsidiary to end on December 31 of each year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement), which consent shall not be unreasonably withheld.

SECTION 8.17. Payment of Contractual Obligations. Each Obligor shall, and shall cause each Relevant Subsidiary to, pay on a timely basis (i) any and all amounts due and payable pursuant to any Material Contracts (other than material insurance policies) and (ii) any and all premium, cash reserve, claims or other payment obligations in respect of any material insurance policy.

SECTION 8.18. Hedging. As soon as practical, and in no event more than sixty (60) days after the Closing Date, the Borrower shall enter into Hedging Agreements or Unsecured Hedging Agreements reasonably satisfactory to the Administrative Agent to hedge the full amount of its currency rate exposures with respect to the aggregate principal amount outstanding under this Agreement, and shall, at all times that the Loans are outstanding, maintain such Hedging Agreements or Unsecured Hedging Agreements to hedge the full amount of its currency rate exposures with respect to the aggregate principal amount outstanding under this Agreement at any time.

SECTION 8.19. Intellectual Property Filings. Whenever any Obligor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office (except an intent-to-use trademark application), the United States Copyright Office, CIPO or any similar office or agency in any other country or any political subdivision thereof, or shall receive a registration from the United States Patent and Trademark Office for any intent-to-use trademark application, such Obligor shall report such filing or receipt of registration to the Collateral Agent at the end of the Fiscal Quarter following the date of such filing or receipt of registration, and shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the security interest of the Collateral Agent, for the benefit of the Secured Creditors, in any such application or registration.

SECTION 8.20. Cash Management Systems. Each Obligor shall ensure that each of its Deposit Accounts other than the BMO Excepted Account and the Scotia Excepted Account are at all times subject to Blocked Account Agreements.

SECTION 8.21. Refinancing of Lehman Loan. Each Obligor agrees that, if, prior to August 1, 2010, the Lehman Loan is not replaced by a new financing with a maturity date that is after the Maturity Date, then the Borrower shall immediately pay a fee to the Lenders equal to five (5) percent of the then outstanding aggregate principal amount of the Loans.

SECTION 8.22. Term Debenture. The Borrower shall comply with all of the covenants and obligations contained in the Term Debenture and shall provide the Administrative Agent with copies of any notices delivered by or to the Borrower pursuant to the terms of the Term Debenture concurrent with the delivery of such notice by or to the Parent.

SECTION 8.23. Proceeds from Issuance of Shares. In the event that the Borrower issues any shares pursuant to the Subscription Agreement, the Borrower shall forthwith pay the proceeds received in respect of such shares to Parent and, in the event that there is any unavoidable delay in submitting such proceeds in such manner, the Borrower shall hold such proceeds in a separate account and shall not commingle such proceeds with any of the Borrower’s assets or use such proceeds for any other purpose; provided in no event shall this Section 8.23 be deemed to prohibit the Borrower from using such proceeds to make Ultimate Parent Payments.

SECTION 8.24. Books and Records. The Borrower agrees to maintain separate books, accounts, invoices, letters, deeds, writings, paper and documents that in any way evidence or relate to any of the Subscription Agreement, the Subscription Amount (as defined in the Term Debenture) or any of the other personal property listed in Section 3.1(a) – (c) of the Term Debenture.

SECTION 8.25. Amendment Upon Extinguishment of Certain Indebtedness. In the event that, at any time prior to the Maturity Date, no Indebtedness remains outstanding under the Indentures and no Other Parent Debt remains outstanding, and Borrower has knowledge that no such Indebtedness remains outstanding (which knowledge may be obtained by notice from any Lender), then Borrower shall at that time immediately request each of its applicable Affiliates, if any, to take any action necessary to terminate the effectiveness of the Indentures and Other Parent Debt (other than surviving rights of registration of transfer or exchange of notes expressly provided in or pursuant to the Indentures and other than contingent indemnification obligations), including obtaining and delivering any required notices, certificates and legal opinions. In the event that, after such time as all such Indebtedness and Other Parent Debt shall no longer remain outstanding and neither the Indentures nor any agreement or document governing Other Parent Debt remains in effect, Borrower and the Agent, on behalf of the Lenders, each agree to cause the Loan Documents to be amended, effective no later than thirty (30) days after all of the Indentures and agreements or documents governing the Other Parent Debt no longer remain in effect, in order to remove all of the restrictions contained in the

Loan Documents related to the requirement contained in the Indentures and the Other Parent Debt that the Loan Documents not impose any encumbrance or restriction of any kind on the ability of the Borrower, the Ultimate Parent or any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on its Capital Stock, (ii) pay any indebtedness owed to the Ultimate Parent or any Restricted Subsidiary, (iii) make loans or advances to the Ultimate Parent or any Restricted Subsidiary, or (iv) transfer to the Ultimate Parent or to any Restricted Subsidiary any of its property or assets that do not secure the Loan, and, prior to effectiveness of the amendments, Borrower shall deliver to the Agent an opinion of legal counsel in Canada, reasonably acceptable to the Agent, to the effect that the Lenders will not recognize income gain or loss for Canadian tax purposes as a result of such amendments and will be subject to Canadian tax on the same amounts, in the same manner, and at the same times as would have been the case if such amendments had not been made, and if the Borrower, acting in a commercially reasonable manner, cannot obtain such an opinion, then such amendments will not be made.

ARTICLE IX

NEGATIVE COVENANTS

Each Obligor covenants and agrees that, from and after the date hereof (unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any other Loan Document or in connection herewith or therewith have been paid in full, that:

SECTION 9.01. Liens. It shall not, and shall not permit any Relevant Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise transfer any account receivable or other right to receive income, other than Permitted Encumbrances.

SECTION 9.02. Indebtedness. It shall not, and shall not permit any Relevant Subsidiary to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

SECTION 9.03. Consolidation, Merger, Subsidiaries, Etc. (a) Borrower shall not, and shall not permit any Relevant Subsidiary to, (i) liquidate or dissolve, consolidate with, or merge into or with, any other Person (including the Borrower) or (ii) purchase or otherwise acquire all or substantially all of the Capital Stock or assets of any Person (or of any division or business unit thereof), except for Permitted Investments; provided, that any Relevant Subsidiary may consolidate with, or merge into or with, any other Relevant Subsidiary; and provided, further, that the Borrower and any Relevant Subsidiary may transfer to the Ultimate Parent or any Restricted Subsidiary any property or assets that are not Collateral.

(b) The Borrower shall not have, create or maintain any Subsidiaries (other than Permitted Joint Ventures) organized in the United States or Canada other than any such Subsidiary that it owns directly and which becomes a Relevant Subsidiary hereunder. Borrower hereby agrees to pledge, or cause to be pledged all of the Capital Stock of each of its directly-owned Relevant Subsidiaries, so that at all times, 100% of the Capital Stock of each such Relevant Subsidiary shall be subject to a valid and perfected first priority pledge to the Collateral

Agent for the benefit of the Secured Creditors as Collateral. The Borrower will notify the Lenders forthwith upon the formation, creation or acquisition of (i) any Subsidiary organized in the United States or Canada or (ii) any Permitted Joint Venture.

SECTION 9.04. Asset Dispositions, Etc. It shall not, and it shall not permit any Relevant Subsidiary to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets to any Person, unless (a) such Disposition constitutes the sale of Inventory in the ordinary course of business, (b) such Disposition is made to the Borrower, (c) such Disposition involves assets that are not Collateral and the Disposition is to the Ultimate Parent or any Restricted Subsidiary, (d) such Disposition involves a surrender or waiver of arm’s length contractual rights or a settlement, release or surrender of any such contract or other litigation claims by any Obligor or Relevant Subsidiary in the ordinary course of business consistent with past practice, in no event with respect to a right or claim in excess of Cdn.$500,000, (e) such Disposition involves the non-exclusive license, either as licensee or licensor, of intellectual property assets to or from other Persons in the ordinary course of business or a Sale and Leaseback transaction permitted under Section 9.08, (f) such Disposition involves the entry into a Capitalized Lease permitted under clause (c) of Permitted Indebtedness, (g) such Disposition involves the sale or issuance of Capital Stock of the Borrower or Telesonic permitted by Section 9.06 hereof, (h) such Disposition is permitted by Section 9.03 or Section 9.16 or (i) such Disposition (including any Disposition of obsolete, surplus or retired assets made in the ordinary course of business, any Disposition of an interest in a Permitted Joint Venture or any Disposition of the Capital Stock of any Relevant Subsidiary (other than Telesonic) permitted by Section 9.06 hereof), is not otherwise permitted by sub-paragraphs (a) through (h) of this Section 9.04, but taken together with all other Dispositions permitted pursuant to this sub-paragraph (i) shall not be of assets valued in excess of Cdn.$10,000,000 in the aggregate during the term of the Loans and shall not be of assets valued in excess of Cdn.$4,000,000 with respect to any single Disposition permitted pursuant to this sub-paragraph (i) (unless the Administrative Agent shall consent); provided that, upon the occurrence and continuance of a Covenant Trigger Default, no further Dispositions under this sub-paragraph (i) shall be permitted; and provided, further, that upon the occurrence and continuance of a Payment Restriction Default, no further Dispositions under this Section 9.04 shall be permitted (other than Dispositions permitted under sub-paragraphs (a), (d) and (e)).

SECTION 9.05. Limitations on Dividends and Distributions and Other Payment Restrictions Affecting Subsidiaries. It shall not, and it shall not permit any Relevant Subsidiary to, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Relevant Subsidiary to (i) pay dividends or to make any other distribution on any shares of Capital Stock of any Relevant Subsidiary, (ii) subordinate or to pay, prepay, redeem or repurchase any Indebtedness owed to the Borrower, (iii) make loans or advances to the Borrower or (iv) transfer any of its property or assets to any Obligor or permit any Relevant Subsidiary to do any of the foregoing; provided, however, that nothing in this Section 9.05 shall prohibit or restrict: (A) any restriction or encumbrances imposed by Applicable Law; (B) any restriction set forth in any document or agreement governing or securing (1) any Existing Debt and any Permitted Refinancings thereof, (2) any Indebtedness issued pursuant to the Indentures or (3) any Other Parent Debt; (C) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or (D) in the case of clause (iv) any holder of a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject thereto; provided further that this Section 9.05 shall not apply to the encumbrances or restrictions in this Agreement or any of the Loan Documents.

SECTION 9.06. Limitation on Issuance and Sales of Capital Stock. (a) At all times that the Loans are outstanding, Parent shall not sell or otherwise transfer any of the Capital Stock of the Borrower that it owns and that constitutes Collateral; provided, that Parent may sell or otherwise transfer such Capital Stock only (i) to the extent that Parent, after giving effect to such sale or transfer, remains the beneficial, direct owner of at least 2/3 of the outstanding Capital Stock of the Borrower and retains the right to elect at least 2/3 of the directors of the Borrower and (ii) if the purchaser or transferee of such Capital Stock provides, immediately upon receipt, a valid and perfected first priority pledge of all of such Capital Stock so sold or transferred to it to the Collateral Agent for the benefit of the Secured Creditors as Collateral and an opinion of counsel in form and substance reasonably satisfactory to the Collateral Agent that such pledge is valid and enforceable.

(b) At all times that the Loans are outstanding, Borrower shall not sell or otherwise transfer any of the Capital Stock of any Relevant Subsidiary that it directly owns and that constitutes Collateral; provided, that Borrower may sell or otherwise transfer the Capital Stock of any such Relevant Subsidiary only (i) to the extent that Borrower, after giving effect to such sale or transfer, remains the beneficial, direct owner of at least 2/3 of the outstanding Capital Stock of that Relevant Subsidiary and retains the right to elect at least 2/3 of the directors of that Relevant Subsidiary, (ii) if the purchaser or transferee of such Capital Stock provides, immediately upon receipt, a valid and perfected first priority pledge of all of such Capital Stock so sold or transferred to it to the Collateral Agent for the benefit of the Secured Creditors as Collateral and an opinion of counsel in form and substance reasonably satisfactory to the Collateral Agent that such pledge is valid and enforceable, and (iii) if the Capital Stock so sold or transferred is of a Relevant Subsidiary other than Telesonic, Borrower must sell or transfer such Capital Stock at fair market value, must receive cash proceeds in consideration for such Capital Stock, and must apply the Net Cash Proceeds of such sale or transfer in accordance with Section 3.02(a).

(c) Borrower shall not issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any Securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of any of its Capital Stock other than: (i) issuances of its Capital Stock or securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of its Capital Stock, in each case, to the Ultimate Parent or any Restricted Subsidiary pursuant to the Subscription Agreement; (ii) issuances of its Capital Stock or securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of its Capital Stock, in each case, to holders of its Capital Stock on a pro rata basis as a dividend or other distribution; or (iii) issuances or sales of its Capital Stock in an amount that, after giving effect to such issuance, would not result in Parent ceasing to be the beneficial, direct owner of at least 2/3 of the outstanding Capital Stock of the Borrower and ceasing to have the right to elect at least 2/3 of the directors of the Borrower; provided that, in each case, such issuances shall be permitted only if the Collateral Agent receives a valid and perfected first priority pledge of 100% of any Capital Stock or securities convertible into or exchangeable for such Capital Stock or any warrants, options or other rights for the purchase or acquisition of the Capital Stock so issued or sold, and an opinion of counsel in form and substance reasonably satisfactory to the Collateral Agent that such pledge is valid and enforceable.

(d) The Borrower shall not permit any of its directly-owned Relevant Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any Securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of any of its Capital Stock other than: (i) issuances of its Capital Stock or securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of its Capital Stock, in each case, to holders of its Capital Stock on a pro rata basis as a dividend or other distribution; or (ii) issuances or sales of its Capital Stock in an amount that, after giving effect to such issuance, would not result in Borrower ceasing to be the beneficial, direct owner of at least 2/3 of the outstanding Capital Stock of such Relevant Subsidiary and ceasing to have the right to elect at least 2/3 of the directors of that Relevant Subsidiary; provided that, in each case, such issuances shall be permitted only if the Collateral Agent receives a valid and perfected first priority pledge of 100% of any Capital Stock or securities convertible into or exchangeable for such Capital Stock or any warrants, options or other rights for the purchase or acquisition of the Capital Stock so issued or sold and an opinion of counsel in form and substance reasonably satisfactory to the Collateral Agent that such pledge is valid and enforceable; provided, further, that if the Capital Stock so sold or transferred under clause (ii) of this sub-clause (d) is of a Relevant Subsidiary other than Telesonic, the Borrower must issue or sell such Capital Stock at fair market value, must receive cash proceeds in consideration for such Capital Stock, and must apply the Net Cash Proceeds of such sale or transfer in accordance with Section 3.02(a).

(e) For the avoidance of doubt, nothing in this Section 9.06 or elsewhere in this Agreement shall prevent or restrict the sale of any shares of Capital Stock of any Person, any Securities convertible into or exchangeable for Capital Stock of any Person or any warrants, options or other rights for the purchase or acquisition of any of Capital Stock of any Person that is not Collateral to the Ultimate Parent or any Restricted Subsidiary at any time that a Payment Restriction Default has not occurred and is continuing.

SECTION 9.07. Investments. It shall not, and it shall not permit any Relevant Subsidiary to, directly or indirectly, hold, own or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Investment, except the following:

(a) Investments existing on the Closing Date and set forth on Schedule 9.07;

(b) cash or Cash Equivalents in a Deposit Account with respect to which a Blocked Account Agreement has been executed and delivered in accordance with Section 8.20;

(c) receivables owing to the Borrower, arising or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) Investments (including obligations owing under Indebtedness) received by the Borrower in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, customers or suppliers arising in the ordinary course of business;

(e) deposits by the Borrower made in the ordinary course of business consistent with customary practice or its past practices to secure the performance of leases, licenses or contracts;

(f) Investments that constitute Indebtedness described in the definition of “Permitted Indebtedness” and loans and advances to the Ultimate Parent and Restricted Subsidiaries if, at the time of such Investment, no Payment Restriction Default shall have occurred and be continuing;

(g) extensions of trade credit in the ordinary course of business;

(h) Investments under Hedging Agreements or Unsecured Hedging Agreements;

(i) Investments created by the Loan Documents;

(j) Permitted Investments; and

(k) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 9.08. Sale and Leaseback. It shall not, and it shall not permit any Relevant Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that the Borrower has sold or transferred or is to sell or transfer to any other Person (a “Sale and Leaseback”), except to the extent the net proceeds from such Sale and Leaseback, when taken together with all other Sale and Leasebacks, do not exceed Cdn.$500,000 during any calendar year; provided that, upon the occurrence of a Covenant Trigger Default, Borrower shall no longer be permitted to engage in any additional Sale and Leasebacks.

SECTION 9.09. Negative Pledges. It shall not, and it shall not permit any Relevant Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Existing Debt and Permitted Refinancings thereof, (iii) pursuant to any document or instrument governing Capitalized Lease Obligations or purchase money Indebtedness incurred pursuant to Section 9.02 if any such restriction referred to in this clause (iii) relates only to the asset or assets acquired in connection therewith, so long as such covenants expressly permit the Liens created under the Loan Documents and are no more favorable to lenders than those provided for in this Agreement, (iv) pursuant to any agreement, document or instrument governing or relating to any Permitted Encumbrance; provided, that any such restriction relates only to the assets or property subject to such Permitted Encumbrance;

(v) pursuant to an agreement relating to any Relevant Subsidiary which was outstanding or committed prior to the date on which such Relevant Subsidiary became a Relevant Subsidiary, other than prohibitions adopted in anticipation of becoming a Relevant Subsidiary; provided, that such prohibition shall not apply to any property or assets of any Obligor or any Relevant Subsidiary other than the property of such Relevant Subsidiary; or (vi) pursuant to any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Relevant Subsidiary otherwise permitted under this Agreement that contains customary restrictions with respect to such Relevant Subsidiary and/or the Capital Stock or assets subject to such sale or disposition pending such sale or disposition.

SECTION 9.10. Change in Nature of Business. It shall not, and it shall not permit any Relevant Subsidiary to, make any material change in the nature of its business after the Closing Date except for activities directly related thereto or similar or related businesses.

SECTION 9.11. Modifications of Governing Documents, Certain Other Agreements, Names and Organization. It shall not, and it shall not permit any Relevant Subsidiary to, directly or indirectly amend, modify or otherwise (i) change its Governing Documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock, including any shareholders’ agreement), except any such amendments, modifications or changes that either individually or in the aggregate could not reasonably be expected to be materially adverse to the interests of the Lenders; (ii) change in any way the Term Debenture, the Subscription Agreement or any termination provision of a Service Agreement; (iii) change its name as it appears in official filings in the jurisdiction of its organization; (iv) change the type or nature of entity that it is; (v) change its jurisdiction of incorporation or organization; or (vi) change its accounting policies or reporting practices.

SECTION 9.12. Federal Reserve Regulations. It shall not, and it shall not permit any Relevant Subsidiary to, use any Loan or the proceeds of any Loan for any purpose that would cause such Loan to be in violation of the provisions of Regulation T, U or X.

SECTION 9.13. Investment Company Act of 1940. It shall not, and it shall not permit any Relevant Subsidiary to, engage in any business, enter into any transaction, use any securities or take any other action that would cause it or any Relevant Subsidiary to become subject to the registration requirements of the Investment Company Act by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption under the Investment Company Act or the rules thereunder.

SECTION 9.14. Accounts. It shall not establish or maintain any Deposit Account or similar account (other than the BMO Excepted Account and the Scotia Excepted Account) unless the Collateral Agent shall have received a Blocked Account Agreement in respect of such Deposit Account or similar account in form and substance reasonably satisfactory to the Collateral Agent. The Obligors shall comply in all material respects with the provisions of each such Blocked Account Agreement to which it is a party.

SECTION 9.15. Impairment of Security Interests. Except as otherwise permitted pursuant to any of the Loan Documents, it shall not, and it shall not permit any

Relevant Subsidiary to, directly or indirectly, take any action or do anything that would have the effect of terminating, limiting or impairing the perfection or priority of any Lien securing the Obligations, except for Permitted Encumbrances.

SECTION 9.16. Restricted Payments. It shall not, and it shall not permit any Relevant Subsidiary to, make any Restricted Payment, except Restricted Payments made by a Relevant Subsidiary to the Borrower; provided, that each Obligor and each Relevant Subsidiary may make Ultimate Parent Payments if at the time of such payment, no Payment Restriction Default shall have occurred and be continuing.

SECTION 9.17. Changes Relating to Certain Indebtedness and Contracts. It shall not, and it shall not permit any Relevant Subsidiary to, directly or indirectly change, amend, supplement or modify any of the terms and conditions of any of documents governing inter-company Indebtedness, the Globility Documents, the Service Agreements or any other Indebtedness that is subordinated to the Loans other than (i) any changes, amendments, supplements or modifications that would not in any manner be adverse to, or that would not in any manner negatively affect, the Agents or the Lenders (in their capacities as Agent or Lender) or (ii) to cure any ambiguity or correct or supplement any provision contained therein that may be defective or inconsistent with any other provisions therein; provided, that, for the avoidance of doubt, the termination of the Telesonic Service Agreement pursuant to its Section 7.03(d) shall not constitute a change, amendment, supplementation or modification of the Telesonic Service Agreement in violation of this Section 9.17.

SECTION 9.18. Capital Expenditures. The Borrower shall make or agree to make a minimum of Cdn.$5,000,000 of Capital Expenditures for each twelve month period ending on the dates set out below. Neither the Borrower nor its Relevant Subsidiaries shall make or agree to make any Capital Expenditure that would cause the aggregate amount of all such Capital Expenditures made by the Borrower and its Relevant Subsidiaries for the twelve month period then ended, to exceed:

Period	Amount

January 1, 2007 - December 31, 2007	Cdn.$	25,000,000

January 1, 2008 - December 31, 2008	Cdn.$	26,000,000

January 1, 2009 - December 31, 2009	Cdn.$	27,000,000

January 1, 2010 - December 31, 2010	Cdn.$	28,000,000

January 1, 2011 - December 31, 2011	Cdn.$	29,000,000

January 1, 2012 - Maturity Date	Cdn.$	10,000,000

provided that Capital Expenditures from acquisitions permitted hereunder and from reinvestment in accordance with Section 3.02 shall be excluded for the purposes of this Section 9.18.

SECTION 9.19. Minimum Liquidity. The Borrower shall not permit its Minimum Liquidity:

(a) at any time, to be less than Three Million Canadian Dollars (Cdn.$3,000,000); and

(b) as of the end of any Fiscal Quarter, to be less than Five Million Canadian Dollars (Cdn.$5,000,000).

SECTION 9.20. Certain Permitted Transactions. Notwithstanding anything to the contrary set forth in this Agreement, any other Loan Document or any agreement executed in connection herewith or therewith, for so long as any Indenture or any agreement or document governing Other Parent Debt remains in effect, (a) unless and until a Payment Restriction Default shall have occurred and be continuing, nothing contained in this Agreement, any other Loan Document, or any agreement executed in connection herewith or therewith shall impose any encumbrance or restriction of any kind on the ability of the Borrower, the Ultimate Parent or any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on its Capital Stock, (ii) pay any indebtedness owed to the Ultimate Parent or any Restricted Subsidiary, (iii) make loans or advances to the Ultimate Parent or any Restricted Subsidiary, or (iv) transfer to the Ultimate Parent or to any Restricted Subsidiary any of its property or assets that do not secure the Loan and so long as no Payment Restriction Default is continuing, all such payments, actions and transfers described in clauses (i) through (iv) above shall be permitted to be made by the Obligors and the Relevant Subsidiaries, and (b) so long as no Payment Restriction Default is continuing, the availability of rights or remedies under, or turnover, trust or power of attorney provisions contained in, any Loan Document will not impair in any respect the ability of the Obligors and the Relevant Subsidiaries to make the payments, actions and transfers described in clauses (a)(i) through (iv) of this Section, and all such provisions shall be construed to expressly permit such payments, actions and transfers (and permit the Obligors and the Relevant Subsidiaries to effectuate such payments, actions and transfers) for so long as no Payment Restriction Default is continuing. Further, if any provision contained herein would have the effect of restricting the ability of any Obligor or any Relevant Subsidiary from making an Ultimate Parent Payment at a time when no Payment Restriction Default exists, the Agent and the Collateral Agent agree to turn over or cause to be turned over the necessary cash that is Collateral or is otherwise an asset or Property of any of the Obligors or any Relevant Subsidiary that is in the possession or control of the Collateral Agent, the Agent or any Secured Party (as defined in any Loan Document) to enable any of the Obligors or any Relevant Subsidiary to make such Ultimate Parent Payment promptly upon receipt by the Collateral Agent from the Borrower of an Ultimate Parent Payment Notice.

ARTICLE X

FINANCIAL COVENANTS

The Borrower covenants and agrees that, from and after the date hereof (unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any other Loan Document or in connection herewith or therewith have been paid in full, that:

SECTION 10.01. Minimum LHA EBITDA. The Borrower shall not permit its LHA EBITDA, as of the end of any Fiscal Quarter, to be less than Cdn.$37,500,000.

ARTICLE XI

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

SECTION 11.01. Events of Default. Each of the following occurrences shall constitute an event of default (an “Event of Default”) under this Agreement.

(a) Failure to Make Payments When Due. Any Credit Party shall fail to pay in respect of the Loans or any Loan Document any principal when due or any interest, fees or any other monetary Obligation (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); provided, however, that notwithstanding the foregoing, an Event of Default shall not occur if such failure to pay is with respect to interest and caused not (even in part) by the unavailability of funds but is caused solely by a wire transfer problem or an operational, technical or administrative error or omission, so long as the failure to pay is remedied within one (1) Business Day.

(b) Breach of Certain Covenants. The Obligors shall fail to perform or comply with any covenant or agreement contained in Sections 8.12, 8.22 and 8.23, Article IX (except as specified in sub-paragraph (d) of this Section 11.01 with respect to the covenant set forth in Section 9.14) or Article X under this Agreement or contained in any other Loan Document.

(c) Breach of Representation or Warranty. Any representation, warranty or statement made by or on behalf of the Obligors or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Administrative Agent or any Lender pursuant to any Loan Document shall prove to be incorrect or misleading in any material respect when made or deemed made.

(d) Breach of Certain Covenants (Two (2) Business Day Cure). Any Obligor or Relevant Subsidiary shall fail to perform or comply with any covenant or agreement contained in Section 8.20 or in Section 9.14 (but solely to the extent that the Deposit Account with respect to which an Obligor has failed to obtain a Blocked Account Agreement as required by Section 9.14 holds an account balance not in excess of Cdn.$100,000) and such failure continues for a period of two (2) Business Days after learning of such failure or receiving written notice thereof from the Administrative Agent.

(e) Breach of Certain Covenants (Five (5) Business Day Cure). Any Obligor or Relevant Subsidiary shall fail to perform or comply with any covenant or agreement contained in Article VII or in Sections 8.01, 8.03, 8.04, 8.05, 8.07, 8.08, 8.13, 8.15, 8.17, 8.19, 8.21 or 8.24, and such failure continues for a period of five (5) Business Days after learning of such failure or receiving written notice thereof from the Administrative Agent.

(f) Breach of Certain Covenants (Ten (10) Business Day Cure). Any Obligor or Relevant Subsidiary shall fail to perform or comply with any covenant or agreement contained in Sections 8.09, 8.10 and 8.18, and such failure continues for a period of ten (10) Business Days after learning of such failure or receiving written notice thereof from the Administrative Agent.

(g) Other Defaults (Thirty (30) Day Cure). Any Credit Party shall fail to perform or comply with any other covenant or agreement in any Loan Document and such failure continues for a period of thirty (30) days after learning of such failure or receiving written notice thereof from the Administrative Agent.

(h) Default as to Other Indebtedness.

(i) (A) Any Guarantor (other than the Parent) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness of such Person if the aggregate amount of such Indebtedness is not less than $25,000,000 and such failure shall continue after giving effect to any applicable grace period specified in the agreement or instrument relating to such Indebtedness; or if any other breach, default or event of default shall occur, or any other similar condition (however described) shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness which has resulted in such Indebtedness (a) becoming due and payable under such agreements or instruments before it would otherwise have been due and payable, or (b) becoming subject to mandatory prepayment or redemption or other required repurchase of such Indebtedness before it would otherwise have been required to be prepaid, redeemed or repurchased; or (B) the holder or holders of any Lien securing obligations of $25,000,000 or more, shall commence foreclosure of such Lien upon property of any Guarantor (other than Parent).

(ii) Any Obligor or Relevant Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any inter-company Indebtedness of any Obligor or any of its Affiliates including without limitation items 1-10 from Schedule 1.01(C) of Existing Debt, without regard to amount, or any Indebtedness of any Obligor or any Relevant Subsidiary if the aggregate amount of such Indebtedness is in excess of Cdn.$1,000,000 in the aggregate, and in each case such failure shall continue after the expiration of the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur, or any other similar condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to permit or require an acceleration, mandatory prepayment or redemption or other required repurchase of such Indebtedness or, as to such Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any Indebtedness in an aggregate amount of Cdn.$1,000,000 or more shall be declared due and payable (by acceleration or otherwise) by a Person as a result of a breach, default or event of default by any Obligor or Relevant Subsidiary, or required to be prepaid, redeemed or otherwise repurchased by any Obligor or Relevant Subsidiary (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of Cdn.$1,000,000 or more, shall commence foreclosure of such Lien upon property of any Obligor or Relevant Subsidiary.

(i) Voluntary Bankruptcy Proceeding. Any Credit Party (i) shall institute any proceeding, assignment or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, stray of proceedings, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestration, administrator, monitor, custodian or other similar official for any the Borrower or for any substantial part of its property, (ii) shall consent to the issuance of a receiving order the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization law, (iii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors, (v) shall take any action to authorize or effect any of the actions set forth above in this Section 11.01(g) or (vi) the board of directors of the Borrower (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(j) Involuntary Bankruptcy Proceeding.

(i) A petition in bankruptcy or any other involuntary case shall be commenced against any Credit Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, local or foreign law; or the board of directors of such Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, receiver and manager, administrator, monitor, custodian or other officer having similar powers over any Credit Party or over all or a substantial part of its respective assets shall be entered; or an interim receiver, trustee or other custodian of such Credit Party or of all or a substantial part of its respective assets shall be appointed or a distress, garnishment, levy, writ or a warrant of attachment, execution or similar process against any substantial part of their respective assets shall be issued and any such event shall not be stayed, dismissed, bonded or discharged, and any such event described in this clause (ii) shall continue for thirty (30) days unless dismissed, bonded or discharged.

(k) Invalidity of Documents. Any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Credit Party and a binding replacement for such Loan Document has not been provided by such Credit Party; or the validity or enforceability thereof shall be contested by any Credit Party; or a proceeding shall be commenced by any Credit Party or any Governmental Authority having jurisdiction over it, seeking to establish the invalidity or unenforceability thereof; or any Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(l) Loan Documents; Impairment. At any time, for any reason, (i) any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral or the Liens intended to be created or perfected thereby are, or any Credit Party seeks to render such Liens, invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, (ii) Liens with respect to any Collateral in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not be a valid and perfected first priority security interest (subject to Permitted Encumbrances and the exceptions set forth in the applicable Security Documents, if any) or (iii) any holder of any Lien enforces against, delivers any notices relating to its rights or its intention to enforce against, or becomes entitled to enforce against or otherwise takes possession, delivery or control of the Pledged Securities or the interest of the Borrower or any Guarantor in such Pledged Securities or any part of such Pledged Securities or interest.

(m) Judgments.

(i) One or more judgments or judicial or administrative orders for the payment of money exceeding $25,000,000 in the aggregate shall be rendered against any Credit Party (other than the Obligors) and remain unsatisfied and there shall be a period of twenty (20) consecutive Business Days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 11.01(k) if and to the extent that the amount of such judgment or order has been fully bonded or is being contested diligently in good faith by appropriate proceedings.

(ii) One or more judgments or judicial or administrative orders for the payment of money exceeding Cdn.$500,000 in the aggregate shall be rendered against any Obligor or Relevant Subsidiary and remain unsatisfied and there shall be a period of twenty (20) consecutive Business Days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 11.01(k) if and to the extent that the amount of such judgment or order has been fully bonded or is being contested diligently in good faith by appropriate proceedings.

(n) Change of Control. A Change of Control shall have occurred.

(o) Canadian Plans. With respect to any of the Canadian Plans, the occurrence of any of the following events shall constitute an Event of Default:

(i) a contribution or premium required to be paid to or in respect of each Canadian Plan is not paid in a timely fashion in accordance with the terms thereof and all Applicable Law, or taxes, penalties or fees are owing or exigible under any Canadian Plan beyond the date permitted for payment of same;

(ii) a material proceeding, action, suit or claim (other than routine claims for benefits) is commenced or instituted involving any Canadian Plan or its assets;

(iii) the occurrence of an event respecting any Canadian Plan which would entitle any Person (without the consent of the Borrower) to wind-up or terminate any Canadian Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof if such occurrence could reasonably be expected to have a Material Adverse Effect; or

(iv) the occurrence of an improper withdrawal or transfer of assets from any Canadian Plan which could reasonably be expected to have a Material Adverse Effect.

(p) Material Adverse Effect. A Material Adverse Effect shall have occurred

(q) Service Agreements. Any Service Agreement is terminated (other than the Telesonic Service Agreement pursuant to its Section 7.03(d)) and a binding replacement on substantially similar terms that are no less favorable to the Lenders is not executed and delivered within five (5) Business Days by the relevant parties thereto.

(r) Indentures Remaining In Effect. If no Indebtedness remains outstanding under the Indentures and any Other Parent Debt and the action of an Affiliate of the Borrower that is party to any such Indentures or Other Parent Debt is required in order to terminate the effectiveness thereof (other than surviving rights of registration of transfer or exchange of notes expressly provided in or pursuant to the Indentures and other than contingent indemnification obligations), such Affiliate shall have failed to take such required action, including obtaining and delivering any required notices, certificates and legal opinions, within twenty (20) Business Days of the time that the Borrower requests it to take action under Section 8.25 (unless such Indebtedness is schedule to be replaced, refinanced, extended, renewed or refunded within five (5) Business Days of such time of request).

SECTION 11.02. Remedies. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, and upon the written request of Required Lenders shall, by written notice to the Obligors, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Guarantor or Obligor: (i) terminate or reduce the Loan Commitments, whereupon the Loan Commitments shall immediately be terminated or reduced, (ii) declare all or a portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Obligor and (iii) exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under Applicable Law and otherwise; provided, however, that upon the occurrence of any Event of Default described in subsection (g) or (h) of Section 11.01, the Loan Commitments shall automatically terminate and the Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Obligor.

SECTION 11.03. Waivers by the Obligors. Except as otherwise provided for in this Agreement and Applicable Law, each Obligor waives (i) presentment, demand, protest, notice of presentment or dishonor, notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to the Lenders’ taking possession or control of, or to the Lenders’ replevy, attachment or levy upon, any collateral securing the Obligations or any bond or Security which might be required by any court prior to allowing such Lenders to exercise any of their remedies, (iii) the benefit of all valuation, appraisal and exemption laws and (iv) all rights of set-off against any Lender as it applies to the payment of the Obligations. Each Obligor acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

SECTION 11.04. Activation Notices. Prior to the occurrence of a Payment Restriction Default, no bank account of the Obligors shall be blocked in any way by the Agent or any Secured Creditor and, accordingly, prior to such default no Activation Notice may be sent by any Agent or other Secured Creditor to the applicable account banks. Upon the occurrence and continuance of a Payment Restriction Default, the Agent may, and upon the written request of Required Lenders shall, deliver one or more Activation Notices to any account bank. If an Activation Notice has been provided in accordance with the foregoing and the Payment Restriction Default that gave rise to the issuance of such notice is no longer continuing, the Agent shall, or shall direct the Secured Party under the applicable Blocked Account Agreement to, promptly provide a notice to the applicable account banks advising them that the accounts shall be released from the related block and the Agent shall, or shall direct the Secured Party under the applicable Blocked Account Agreement to, direct the applicable deposit account bank to transfer all amounts in each of the collection accounts to blocked accounts as directed by the Borrower and all other restrictions with respect to the Borrower and/or the blocked accounts that became effective as a result of the delivery of such Activation Notice will be terminated until a further Activation Notice is issued.

ARTICLE XII

THE AGENTS

SECTION 12.01. Appointment Powers and Immunities; Delegation of Duties, Liability of Agents. (a) Each Lender hereby irrevocably designates and appoints Guggenheim Corporate Funding, LLC as Administrative Agent under this Agreement and the other Loan Documents and as its Collateral Agent under this Agreement and the other Loan Documents. Such Lender hereby irrevocably authorizes each such Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each such Agent agrees to act as such on the express conditions contained in this Article XII. The provisions of this Article XII are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders. Neither the Borrower nor any other Persons shall have any rights as third-party beneficiaries of any of the provisions contained herein; provided, however, that the right to consent to a successor Agent as provided under Section 12.08 also shall be for the benefit of the Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, each such Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall each such Agent have or be deemed to have any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against each such Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only and that each such Agent is merely the representative of the Lenders, and has only the contractual duties set forth in this Agreement and the other Loan Documents. Except as expressly otherwise provided in this Agreement, each such Agent shall have and may use its good faith business judgment with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. No Lender shall have any right of action whatsoever against each such Agent as a result of such Agent acting or refraining from acting hereunder pursuant to such good faith business judgment and any action taken or failure to act pursuant to such discretion shall be binding on the Lenders. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent or the Collateral Agent, each Lender agrees that, as long as this Agreement remains in effect: (i) (A) the Administrative Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, the Collections and related matters and (B) the Collateral Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (ii) the Collateral Agent shall have the right to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (iii) the Agents shall have the right to exclusively receive, apply and distribute the Collections as provided in the Loan Documents; (iv) the Collateral Agent shall have the right to open and maintain such bank accounts and lock boxes as the Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collections and the Collateral; (v) except as otherwise set forth herein (A) the Administrative Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (B) the Collateral Agent shall have the right to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, the Collateral or otherwise related to any of the same as provided in the Loan Documents; and (vi) each of the Agents shall have the right to incur and pay such fees, charges and expenses under the Loan Documents as such Agent reasonably may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. The Administrative Agent may deem and treat the payee of any Obligation as the holder thereof for all purposes of the Loan Documents unless and until a notice of the assignment or transfer of such Obligation shall have been filed with the Administrative Agent. Each Lender further consents to (y) the execution, delivery and performance by the Administrative Agent or the Collateral Agent of each Loan Document entered into by such Agent on behalf of the Lenders as contemplated by this Agreement and (z) the terms of such Loan Documents.

(b) Except as otherwise provided in this Section 12.01, each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct.

(c) None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other

Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any Relevant Subsidiary or Affiliate of the Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Relevant Subsidiaries.

(d) To the extent that any Obligor now or in the future is required to grant security pursuant to the laws of the Province of Quebec, each Secured Creditor, hereby irrevocably authorize and appoint each of the Administrative Agent and the Collateral Agent to act as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold any hypothec granted under the laws of the Province of Quebec as security for any debenture, bond or other title of indebtedness that may be issued by such Obligor pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any Obligor of any such debenture, bond or other title of indebtedness as security for any Obligations, each of the Administrative Agent and the Collateral Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent and pledgee for the benefit of the Secured Creditors, the whole notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Quebec). The execution prior to the date hereof by the Administrative Agent or the Collateral Agent of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any person who becomes a Secured Creditor shall be deemed to have consented to and ratified the foregoing appointment of each of the Administrative Agent and Collateral Agent as fondé de pouvoir, agent and mandatory on behalf of all Secured Creditors, including such person. For greater certainty, each of the Administrative Agent and the Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Agents in this Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of Section 12.08 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor Administrative Agent or Collateral Agent acting as the holder of an irrevocable power of attorney (fondé de pouvoir).

SECTION 12.02. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon advice and statements of legal counsel (including counsel to the Borrower or counsel to any Lender), independent accountants and other experts selected by such

Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it first shall receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If the Administrative Agent or the Collateral Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

SECTION 12.03. Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders, except with respect to Events of Default of which such Agent has actual knowledge, and unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “Notice of Default”. Such Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and each Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Sections 13.02 and 13.08, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article XII; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

SECTION 12.04. Rights as a Lender. (a) With respect to the Loans made by it, the Administrative Agent (and any successor acting as Administrative Agent, if any, as permitted by Section 12.08(a)) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and the Administrative Agent (and its successors) and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(b) With respect to the Loans made by it, the Administrative Agent (and any successor acting as Collateral Agent, if any, as permitted by Section 12.08(b)) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity. The Administrative Agent (and any successor acting as Collateral Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Collateral Agent, and the Administrative Agent and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

SECTION 12.05. Costs and Expenses; Indemnification. Each Agent may incur and pay reasonable fees, costs, and expenses under the Loan Documents to the extent such Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrower is obligated to reimburse the Lenders for such expenses pursuant to this Agreement or otherwise. Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent and the Collateral Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (without limiting the obligation of the Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Matters (including without limitation Indemnified Matters arising under any Environmental Law as provided in Section 13.18); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting solely from such Person’s gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent, as the case may be. The undertaking in this Section 12.05 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

SECTION 12.06. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of the Borrower and any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lenders) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lenders) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by such Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

SECTION 12.07. Failure to Act. Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

SECTION 12.08. Resignation of Agent. (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been appointed by the Required Lenders and consented to by the Borrower and no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided, however, if the failure to do so was not a result of the failure by the Borrower to consent to any appointment, the Borrower shall retain the right to consent. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

(b) Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign upon thirty (30) days prior written notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by the Required Lenders and consented to by the Borrower and no successor Collateral Agent shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent; provided, however, if the failure to do so was not a result of the failure by the Borrower to consent to any appointment, the Borrower shall retain the right to consent. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

SECTION 12.09. Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement (or any joinder hereto or any Assignment and Acceptance hereunder), agrees that, in the event it shall hold any monies or other investments on account of the Borrower, such monies or other investments shall be held in the name and under the control of the Administrative Agent or such Lender, and the Administrative Agent or such Lender shall hold such monies or other investments as a collateral sub-agent for Collateral Agent under this Agreement and the other Loan Documents. The Borrower, by its execution and delivery of this Agreement, hereby consents to the foregoing.

SECTION 12.10. Collateral Matters. (a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the payment and satisfaction in full of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property in which the Borrower owned no interest at the time the security interest was granted or at any time thereafter, (iv) constituting property leased to the Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement, (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of Cdn.$250,000 or less or (vi) assets disposed of as permitted under Section 9.04. Except as provided above or expressly provided in any other Loan Document, the Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of all of the Lenders. Upon request by the Collateral Agent or the Borrower at any time, the Administrative Agent and the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 12.10; provided, however, that (A) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty and (B) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) The Collateral Agent shall have no obligation whatsoever to any other Lenders to assure that the Collateral exists or is owned by the applicable Borrower or is cared for, protected, or insured or has been encumbered, or that the Lenders’ Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Collateral Agent shall have no other duty or liability whatsoever to any other Lender as to any of the foregoing, except as otherwise provided herein.

SECTION 12.11. Restrictions on Actions by the Agents and the Lenders; Sharing Payments. (a) Each of the Administrative Agent and each of the Lenders agrees that it shall not, without the express consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent and the Collateral Agent, set off against the Obligations, any amounts owing by such Lenders to the Borrower or any accounts of the Borrower now or hereafter maintained with such Lenders. Each of the Administrative Agent and each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Collateral Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lenders any preference or priority against the other Lenders with respect to the Collateral.

(b) Subject to Section 12.04, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement or (ii) payments from the Administrative Agent in excess of such Lender’s ratable portion of all such distributions by the Administrative Agent, such Lender promptly shall turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same-day funds, as applicable, for the account of the Lenders and for apportionment and application to the Obligations in accordance with Section 3.02(c).

SECTION 12.12. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Administrative Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Loan Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Loan Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 12.05, no Agent nor any Lender shall have any liability for the acts of any other Agent or any other Lender. No Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Loan

Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

SECTION 12.13. Administrative Agent as Financial Institution. The Administrative Agent represents and warrants to the Borrower that it is a “financial institution” within the meaning of Treasury Regulation Section 1.165-12(c)(2)(iv).

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered (including by Federal Express or other overnight delivery service):

if to Obligors, at the following address:

Primus Telecommunications Canada Inc.

3082833 Nova Scotia Company

c/o

Primus Telecommunications Canada Inc.

5343 Dundas Street West, Suite 400

Toronto, Ontario M9B 6K5

Telephone: 416-236-3636

Facsimile: 416-207-7754

Attn: Chief Financial Officer (with copy to General Counsel)

with a copy to:

Goodmans LLP

250 Yonge Street, Suite 2400

Toronto, Ontario M5B 2M6

Telephone: 416-979-2211

Facsimile: 416-979-1234

Attn: Robert Chadwick

if to the Administrative Agent, at the following address:

Guggenheim Corporate Funding, LLC

135 East 57th Street, 7th Floor

New York, NY 10022

Telephone: (212) 651-0853

Facsimile: (212) 644-8107

Attn: Fund Administrator

with a copy to:

Sullivan & Cromwell LLP

1701 Pennsylvania Avenue, NW

Washington, D.C. 20006

Telephone: (202) 956-7500

Facsimile: (202) 293-6330

Attn: Eric J. Kadel, Jr.

if to the Collateral Agent, at the following address:

Guggenheim Corporate Funding, LLC

135 East 57th Street, 7th Floor

New York, NY 10022

Telephone: (212) 651-0853

Facsimile: (212) 644-8107

Attn: Fund Administrator

with a copy to:

Sullivan & Cromwell LLP

1701 Pennsylvania Avenue, NW

Washington, D.C. 20006

Telephone: (202) 956-7500

Facsimile: (202) 293-6330

Attn: Eric J. Kadel, Jr.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be effective, (i) if mailed, when received or five (5) days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (ii) if telecopied, when transmitted and confirmation is received or (iii) if delivered, upon delivery, except that notices to the Administrative Agent pursuant to Article II shall not be effective until received by the Administrative Agent.

SECTION 13.02. Amendments, Etc. No amendment or waiver of any provision of this Agreement, any Loan or any other Loan Document, nor consent to any departure by the Obligors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Obligors and the Required Lenders (or the Administrative Agent at the request of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) in each case without the consent of the Administrative Agent, the Obligors and each Lender directly affected thereby;

(i) subject such Lender to any additional obligations;

(ii) increase or reduce the principal of, or interest on, any Loan or other amounts payable hereunder or release or discharge the Obligors from their obligations to make such payments;

(iii) postpone any date fixed for any payment or principal of, or interest on, any Loan, any Obligations or other amounts payable hereunder;

(iv) change the aggregate unpaid principal amount of any Loan, or the number of Lenders thereof, which shall be required for such Lenders or any of them to take any action hereunder;

(v) release any of the payment obligations of the Obligors;

(vi) release, or permit the Obligors to otherwise dispose of Collateral having a value in excess of Cdn.$250,000, or subordinate the right of the Collateral Agent and the Lenders with respect to Collateral having a value in excess of Cdn.$250,000, except with respect to Collateral disposed of under Section 9.04 or as expressly permitted herein or in any other Loan Document;

(vii) amend, modify or waive this Section 13.02;

(viii) increase or extend any Loan Commitment of any Lender; or

(ix) change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement;

(b) in each case without the consent of the Borrower, the Administrative Agent and all the Lenders;

(i) any provision of Section 2.06 or Section 3.05; or

(ii) amend, modify or waive any provision of Article XII.

SECTION 13.03. No Waiver; Remedies, Etc. No failure on the part of the Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the

Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

SECTION 13.04. Advances by the Collateral Agent. (a) The Collateral Agent hereby is authorized by the Borrower and the Lenders, from time to time with the consent of the Required Lenders, to make advances or payments on behalf of the Lenders that the Collateral Agent deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including the costs, fees and expenses pursuant to this Agreement.

(b) All payments on the advances or payments made pursuant to Section 13.04(a) shall be payable to the Collateral Agent solely for its own account.

(c) Each Lender shall be obligated to reimburse the Collateral Agent for the amount of such Lender’s Pro Rata Share of any advances or payments made pursuant to Section 13.04(a).

(d) Any advance or payment made pursuant to Section 13.04(a) shall bear interest at the Alternate Base Rate calculated as if such advance or payment were Term B Loans and all payments on such advances or payments made pursuant to Section 13.04(a) and, to the extent not reimbursed pursuant to Section 13.04(c), under Section 13.04(b) shall be payable to the Collateral Agent solely for its own account. Such advances or payments shall be repayable on demand and shall be secured to the same extent as other Obligations pursuant to the Security Documents. The provisions of this Section 13.04 are for the exclusive benefit of the Collateral Agent and the Lenders and are not intended to benefit the Borrower in any way.

SECTION 13.05. Expenses; Taxes; Attorneys’ Fees. (a) The Obligors will pay, five (5) Business Days following demand therefor, all reasonable fees, costs and expenses incurred by or on behalf of the Agents, regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable out-of-pocket fees, costs and expenses of counsel for the Agents, accounting, due diligence, physical counts, valuations, fees of Rating Agencies associated with the rating of the Loans (in an amount not to exceed Cdn.$15,000 annually), investigations, monitoring of assets, appraisals of Collateral, environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments (other than amendments requested solely by the Lenders), waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the filing of any petition, complaint, answer, motion or other pleading by the Lenders, or the taking of any action in respect of the Collateral or other Security, in connection with this Agreement or any other Loan Document, (e) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other Security in connection with this Agreement or any other Loan Document, (f) any attempt to enforce any Lien or security interest in any Collateral or other Security in connection with this Agreement or any other Loan Document, (g) any attempt to collect from the Obligors, (h) during the continuance of an Event of Default, the receipt by any Lender of any advice from its professionals (including without limitation, the reasonable fees of its outside attorneys and consultants) with respect to any of the foregoing (to the extent that such fees, costs and expenses are not otherwise recoverable pursuant to any other provision of this Agreement or any other Loan Document), (i) all liabilities and costs arising from or in connection with the past, present or future operations of the Obligors involving any damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property, (j) any Environmental Liabilities and Costs incurred in connection with any facility of the Obligors including any Remedial Action for any Hazardous Materials present or arising out of the operations of any facility of the Obligors, (k) any liabilities and costs incurred in connection with any Environmental Lien or (l) any advances or payments made by the Collateral Agent under Section 13.04.

(b) Without limitation of the foregoing or any other provision of any Loan Document: (x) the Obligors agree to pay all broker fees with respect to any broker retained by any Obligor or Relevant Subsidiary that may become due in connection with the transactions contemplated by this Agreement and (y) during the continuance of a Default or an Event of Default, if any Obligor (A) fails to make any payments or deposits with respect to any taxes of any kind or nature to the extent that such payments or deposits are due and payable prior to delinquency, (B) fails to make any payments or deposits with respect to any other governmental assessment prior to the time that any Lien may inure against any property of the Obligors, or (C) fails to make any payments or deposits with respect to any insurance premiums then due and payable or otherwise comply with Section 7.05, then the Administrative Agent, in its sole discretion and without prior notice to the Obligors, may do any or all of the following, without duplication: (X) make payment of the same or any part thereof, (Y) in the case of any failure described in Section 13.05(b)(y)(C), obtain and maintain insurance policies of the type described in Section 7.05 and take the actions with respect to such policies which are authorized pursuant to Section 13.23(c). Any payment described above in clause (y) shall not constitute an agreement by the Lenders to make similar payments in the future or a waiver by the Lenders of any Event of Default under this Agreement. The Administrative Agent need not inquire as to, or contest the validity of, any such obligation. The foregoing to the contrary notwithstanding, the agreements set forth above in this Section 13.05 are subject to the limitations set forth in Section 12.05, solely to the extent applicable. The Administrative Agent agrees to provide to the Obligors an invoice with respect to each cost or expense incurred in connection with the Loan Documents by any Lender promptly upon the Administrative Agent’s receipt thereof, and agrees, upon the reasonable request of the Obligors, to provide reasonable backup information with respect to such costs or expenses (subject to the right of the Administrative Agent to take whatever steps are reasonably necessary to protect any confidential or privileged information which may be contained therein).

SECTION 13.06. Right of Set-Off, Sharing of Payments, Etc. (a) Upon the occurrence and during the continuance of any Event of Default, and in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim any Lender may otherwise have, each Lender may, and is hereby authorized by the Borrower to, at any time and from time to time, without notice to the Obligors (any such notice being expressly waived by each Obligor), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Obligors against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Lenders shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. During the continuance of any Event of Default, the Lenders may, and are hereby authorized to, at any time and from time to time, without notice to the Obligors (any such notice being expressly waived by each Obligor), to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders to or for the credit or the account of the Obligors against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Lenders shall have made any demand hereunder or thereunder. The Lenders agree to notify the Obligors, the Collateral Agent and the Administrative Agent promptly after any such set-off and application made by the Lenders, provided that the failure to give such notice to the Obligors shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 13.06 are in addition to other rights and remedies which the Lenders may have.

(b) If any Lender shall obtain from the Obligors payment of any Obligation through the exercise of any right of set-off, banker’s lien, or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater amount of the Obligations than the amount allocable to such Lender hereunder, the Administrative Agent and the other Lenders (including such Lender) shall promptly make such adjustments from time to time as shall be equitable, to the end that the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with Section 3.02(c). To such end, the Lenders shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored.

(c) Nothing contained in this Section 13.06 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or Obligation of the Obligors. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 13.06 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 13.06 to share in the benefits of any recovery on such secured claim.

SECTION 13.07. Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.08. Replacement of Lenders. If any Lender requests compensation under Sections 3.05, 4.02 or 4.03, or if the Obligors are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.03, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.02 or any other provision of any Loan Document requires the consent of such Lender or any class thereof and with respect to which the Required Lenders or the Required Lenders of the relevant class or if there are only two Lenders who are not Affiliates, the Lender holding the majority of the outstanding aggregate principal amount of all Loans, as applicable, shall have granted their consent, then the Obligors may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Obligors shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Obligors to require such assignment and delegation cease to apply.

SECTION 13.09. Complete Agreement; Sale of Interest; Register. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except by an agreement in writing signed by the Obligors and the Lenders in accordance with Section 13.02. The Obligors may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder. Each Obligor hereby consents to any Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of Section 13.10.

SECTION 13.10. Assignment. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that, so long as no Event of Default under Section 11.01 has occurred and is continuing, the Administrative Agent will seek the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) if any such assignment would result in the percentage of the then outstanding principal amount of the Loans held by Guggenheim

Corporate Funding, LLC or its affiliates or managed funds to fall below fifty (50) percent; provided, further, that (i) except in the case of an assignment of the entire remaining outstanding amount of the Loans at the time owing to it (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), any such assignment shall not be less than $2,000,000, unless the Administrative Agent and the Borrower otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that no consent of the Obligors shall be required for any assignment to any Affiliate of any Lender and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 13.10, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 4.02, 4.03 and 13.18).

(c) Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.10 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Obligors, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Obligors may request in writing a copy of the Register from time to time and the Administrative Agent will promptly deliver a copy of such Register to the Obligors promptly thereafter.

(e) Any Lender may, without the consent of, or notice to, the Obligors or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Obligors, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.02 (a) that affects such Participant. Subject to subsection (f) of this Section, each Obligor agrees that each Participant shall be entitled to the benefits of Sections 3.05, 4.02, 4.03 and 13.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section to the extent such Participant’s interest is entered in the Register as if the Participant were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.06 as though it were a Lender, provided such Participant agrees to be subject to Section 3.05 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.05 or Article IV than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Obligors’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.05 unless the Obligors are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Obligors, to comply with Section 3.05 as though it were a Lender, to the extent such Participant’s interest is registered as if the Participant were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 13.11. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telecopy or shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 13.12. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.13. CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OBLIGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE OBLIGORS AT THEIR ADDRESS FOR NOTICES SET FORTH IN SECTION 13.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR THE AGENTS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OBLIGORS IN ANY OTHER JURISDICTION. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 13.14. WAIVER OF JURY TRIAL, ETC. EACH OBLIGOR, THE LENDERS AND THE AGENTS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OBLIGOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH OBLIGOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.

SECTION 13.15. Consent. Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lenders or the Agents, shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Obligors or any other Guarantors are parties and to which the Lenders or the Agents have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lenders or the Agents with or without any reason in their reasonable discretion.

SECTION 13.16. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lenders, the Agents or the Obligors, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

SECTION 13.17. Reinstatement; Certain Payments. If any claim is ever made upon the Lenders or the Agents for repayment or recovery of any amount or amounts received by the Lenders or the Agents in payment or received on account of any of the Obligations, the Lenders or the Agents shall give prompt notice of such claim to the Obligors, and if the Lenders or the Agents repay all or part of such amount by reason of (i) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Lenders or the Agents or any of their respective property, or (ii) any good faith settlement or compromise of any such claim effected by the Lenders or the Agents with any such claimant, then and in such event each Obligor agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents and (B) it shall be and remain liable to the Lenders or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders or the Agents.

SECTION 13.18. Indemnification. In addition to each Obligor’s other Obligations under this Agreement, each Obligor agrees to defend, protect, indemnify and hold harmless the Lenders and each of their respective Affiliates and their officers, directors, employees, agents and advisors, the Administrative Agent, the Collateral Agent the Agent-Related Persons and the Lender-Related Persons (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar taxes of an Indemnitee) incurred by such Indemnitees (but not taxes, which shall be governed by Section 3.05), whether prior to or from and after the Closing Date, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement; (ii) the Administrative Agent, the Collateral Agent or the Lenders furnishing of funds to the Borrower under this Agreement, including, without limitation, the management of any such Loans; (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents; (iv) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Loan Documents; or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including without limitation, claims, litigations, investigations or other proceedings arising out of (A) the presence, disposal, Release or threatened Release of any Hazardous Materials on, in, at, to, from or under any property at any time owned or occupied by the Obligors or any of their Subsidiaries (or any of their respective predecessors in interest or title) or at any facility which received Hazardous Materials generated by the Obligors or any of their Subsidiaries or any of their respective predecessors in interest in connection with the receipt of such Hazardous Materials, (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law by the Obligors or any of their Subsidiaries or any of their respective predecessors in interest, and/or (E) any Environmental Action (collectively, the “Indemnified Matters”); provided, however, that the Obligors shall not have any obligation to any Indemnitee under this Section 13.18 for any Indemnified Matter to the extent resulting from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, however, that the Obligors shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 13.18 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.18 may be unenforceable because it is violative of any law or public policy, the Obligors shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

SECTION 13.19. Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Obligors); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Obligors). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time, (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 13.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 13.19. For purposes of this Section 13.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Obligors, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America. The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

SECTION 13.20. Records. The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, and the accrued and unpaid fees payable pursuant to Section 4.04, including fees set forth in the Fee Letter, shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest or demonstrable error.

SECTION 13.21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Obligors, the Lenders and the Agents, and their respective successors and assigns, subject to Section 13.10.

SECTION 13.22. Confidentiality. The Lenders, the Administrative Agent and the Collateral Agent each agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to hold in complete confidence and not disclose, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Obligors pursuant to this Agreement or the other Loan Documents, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process or requested by any Governmental Authority, (b) to the Lenders, Administrative Agent, Collateral Agent, to counsel, accountants, auditors and other advisors for such member of the Lenders, or to counsel for any other member of the Lenders (provided that such counsel, accountants, auditors and other advisors are under obligation to keep such information confidential), (c) any actual or prospective counterparty (or its advisors) to any Hedging Agreement or other swap or derivative transaction relating to Obligors or any of the Relevant Subsidiaries and their obligations so long as such counterparty or prospective counterparty first agrees to the confidentiality provisions of this Section 13.22, (d) to examiners, auditors or accountants to the extent required by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation or court order, or in connection with any litigation to which any of the Agents or the Lenders are party (provided that, if such delay would not adversely affect the Lenders, Administrative Agent or Collateral Agent, each Obligor is first provided with a reasonable opportunity to seek a protective order covering the confidential information), (e) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) first agrees to the confidentiality provisions of this Section 13.22, (f) to any Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Obligors and the Loans is solely for purposes of evaluating an investment in such Securitization and agrees to maintain the confidentiality of such information in accordance herewith, (g) to a Person that is a trustee, collateral manager, servicer, noteholder, rating agency or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, so long as such person agrees to maintain the confidentiality of such information or (h) which (x) is publicly available other than as a result of a disclosure by a Lender or an Agent which is not permitted by this Agreement or (y) becomes available from a source other than an Obligor or Guarantor not actually known by a Lender or an Agent to be subject to a confidentiality obligation not to disclose such information), or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information. The obligations of this Section 13.22 shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents and shall remain binding upon each Lender and Agent notwithstanding any assignment or transfer of any of its rights or obligations under this Agreement or under any Loan Document.

SECTION 13.23. Power of Attorney. Each Obligor hereby irrevocably designates, makes, constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent) as such Obligor’s true and lawful attorney (and agent-in-fact), and the Collateral Agent, or the Collateral Agent’s agent, may, without notice to the Obligors and in either the Obligors’ or the Collateral Agent’s name, but at the cost and expense of the Obligors:

(a) During the continuance of an Event of Default as the Collateral Agent or said agent, in its sole discretion, may determine, endorse the Obligors’ name on any checks or any other evidence of payment or proceeds of the Collateral which come into the possession of the Lenders or Agents or under the Lenders’ or Agents’ control and shall deposit such item of payment into a concentration account and credit the amount thereof (in accordance with the provisions of this Agreement) to the Obligations.

(b) During the continuance of an Event of Default, do any of the following, at its election and in its discretion: (i) sell or assign any Collateral, and settle any legal proceedings brought to collect any Collateral, in each case, upon such terms, for such amounts, and at such time or times as Collateral Agent deems advisable, subject to the provisions of any Loan Document applicable thereto and to standards of commercial reasonableness; (ii) upon the reasonable request of the Collateral Agent, on the premises of the Obligors and the Relevant Subsidiaries (but, without disruption to the business activities of the Obligors and the Relevant Subsidiaries), review and obtain copies of all mail related to the Collateral which is addressed to the Obligors or the Relevant Subsidiaries; (iii) prepare, file and sign any Obligor’s name to any notice of Lien, assignment, or satisfaction of Lien or similar document, which in each case is sent to Account Debtors of the Obligors or any of the Relevant Subsidiaries in connection with any portion of the Collateral; (iv) endorse the name of any Obligor upon any chattel paper, instrument, freight bill, bill of lading or similar document relating to the Collateral (including, without limitation, any items of payment or proceeds relating to any Collateral) and, shall in all such instances involving an instrument or other items, deposit the same to the account of Collateral Agent on account of the Obligations; and (v) to the extent permitted by any Obligor’s license agreements, use the information recorded on or contained in any data processing equipment, computer hardware and software relating to the accounts receivable, Inventory, Equipment and any other Collateral.

(c) During the continuance of an Event of Default make and adjust claims under policies of casualty, property, boiler and machinery, business interruption insurance and other similar policies of insurance with respect to the Collateral (but excluding policies of liability or worker’s compensation insurance).

SECTION 13.24. Lender Advertising. The Agents and the Lenders shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as the Agents and the Lenders shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction, at their sole cost and expense.

SECTION 13.25. USA PATRIOT ACT. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Obligors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with the Act.

ARTICLE XIV

SUBORDINATION

SECTION 14.01. Term B Loans Subordinated to Term A Loans. The Borrower covenants and agrees, and the Term B Lenders and any other holder of the Term B Loans (Term B Lenders and such holders being hereinafter referred to collectively as “Holder”) by its acceptance thereof likewise covenants and agrees, that the Term B Loan Obligations shall be subordinated in accordance with the provisions of this Article XIV to the prior payment in full of all Term A Loan Obligations.

SECTION 14.02. Priority and Payment Over of Proceeds in Certain Events.

(a) Subordination on Dissolution, Liquidation or Reorganization of the Borrower. Upon payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Borrower, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower:

(i) All Term A Loan Obligations shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the Term A Lenders, before any direct or indirect payments or distributions, including, without limitation, by exercise of set-off, of any cash, property or securities on account of the Term B Loan Obligations, and accordingly the holders of Term A Loan Obligations shall be entitled to receive (pro rata on the basis of the respective amounts of Term A Loans held by them) directly, for application to the payment thereof (to the extent necessary to pay all Term A Loan Obligations in full after giving effect to any substantially concurrent payment or distribution to or provision for payment to the holders of such Term A Loan Obligations), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Term B Loan Obligations, except that the Term B Lenders may receive and retain equity securities of the Borrower or debt securities of the Borrower that are subordinated to Term A Loan Obligations (and any debt securities issued in exchange for Term A Loans) to substantially the same extent as, or to a greater extent than, the Term B Loan Obligations are subordinated to the Term A Loan Obligations pursuant to this Article XIV.

(ii) The Term A Lenders are hereby authorized to file an appropriate claim for and on behalf of the Holders if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to thirty (30) days before the expiration of the time to file such claim or claims.

(b) Subordination Upon Acceleration or Maturity of Term A Loans. Upon acceleration of the Term A Loans or on the Maturity Date, no direct or indirect payment by or on behalf of the Borrower in respect of the Term B Loan Obligations shall be made until the Term A Loan Obligations have been paid in full.

(c) Rights and Obligations of Holders.

(i) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, the Holders shall have received any payment on account of the Term B Loan Obligations at a time when such payment is prohibited by such provision before the Term A Loan Obligations are paid in full, then, such payment or distribution shall be received and held in trust by the Holders apart from their other assets and paid over or delivered to the Term A Lenders remaining unpaid to the extent necessary to pay in full in cash the Term A Loan Obligations after giving effect to any concurrent payment or distribution to the holders of such Term A Loan Obligations.

(ii) Nothing contained in this Article XIV will limit the right of the Holders to take any action to accelerate the maturity of the Term B Loans pursuant to Section 11.02 hereof, provided, however, that all Term A Loan Obligations then due or thereafter declared to be due shall first be paid in full before the Holders are entitled to receive any payment from the Borrower in respect of the Term B Loan Obligations.

(iii) Upon any payment or distribution of assets or securities referred to in this Article XIV, the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Term A Loan Obligations and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIV.

SECTION 14.03. Rights of Holders of Term A Loan Obligations Not To Be Impaired. No right of any present or future holder of any Term A Loan Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Borrower with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with. The provisions of this Article XIV are intended to be for the benefit of, and shall be enforceable directly by, the Term A Lenders. The Borrower and each Holder, by its acceptance thereof, acknowledges that the Term A Lenders are relying upon the provisions of this Article XIV in extending the Term A Loans.

SECTION 14.04. Subrogation. (a) Upon the payment in full of all Term A Loan Obligations, the Holders shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, the Term A Loan Obligations pursuant to the provisions of this Article XIV and to the rights of the holders of Term A Loan Obligations to receive payments or distributions of assets of the Borrower made in respect of the Term A Loan Obligations until the Term B Loan Obligations shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of Term A Loan Obligations of any cash, property or securities to which Holders would be entitled except for the provisions of this Article XIV, and no payment over from the Holders pursuant to the provisions of this Article XIV to holders of Term A Loans, shall, as between its creditors other than holders of Term A Loans and the Holders, be deemed to be payment by the Borrower to or on account of Term A Loan Obligations, it being understood that the provisions of this Article XIV are solely for the purpose of defining the relative rights of the holders of Term A Loans, on the one hand, and the Holders, on the other hand.

(b) If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article XIV shall have been applied, pursuant to the provisions of this Article XIV, to the payment of Term A Loan Obligations, then the Holders shall be entitled to receive from the holders of Term A Loan Obligations at the time outstanding any payments or distributions received by such holders of Term A Loan Obligations in excess of the amount sufficient to pay all Term A Loan Obligations in full.

SECTION 14.05. Obligations of the Borrower Unconditional. Nothing contained in this Article XIV or elsewhere in this Agreement or in the Term B Loans is intended to or shall impair, as between the Borrower and the Holders, the obligations of the Borrower, which are absolute and unconditional, to pay to the Holders the principal of (premium, if any), and interest on, the Term B Loans as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Borrower (other than the Term A Lenders), nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by Applicable Law upon the occurrence of a Default or Event of Default under this Agreement, subject to the rights, if any, under this Article XIV of the holders of Term A Loan Obligations in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

The failure to make a payment on account of principal of, or interest on, the Term B Loan Obligations by reason of any provision of this Article XIV shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

SECTION 14.06. Notice to Holders. The Borrower shall give prompt written notice to each Holder of any fact known to the Borrower that would prohibit the making of any payment on or in respect of the Term B Loan Obligations, but failure to give such notice shall not affect the subordination of the Term B Loan Obligations to the Term A Loan Obligations provided in this Article XIV. Notwithstanding the provisions of this Article XIV or any other provision of this Agreement, or the Term B Loans, no Holder shall be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or in respect of the Term B Loan Obligations unless and until the Holders shall have received written notice thereof from the Borrower or a representative of or holder of Term A Loan Obligations, and, prior to the receipt of any such written notice, subject to the provisions of this Article XIV, the Holders shall be entitled in all respects to assume no such facts exist. Nothing contained in this Section 14.06 shall limit the right of the holders of Term A Loan Obligations to recover payments as contemplated by Sections 14.01 and 14.02.

SECTION 14.07. Right of Any Holder as Holder of Term A Loans. Any Holder in its individual capacity shall be entitled to all the rights set forth in this Article XIV with respect to any Term A Loan Obligations that may at any time be held by it, to the same extent as any other holder of Term A Loan Obligations, and nothing in this Agreement shall deprive such Holder of any of its rights as such holder.

SECTION 14.08. Reinstatement. The provisions of this Article XIV shall continue to be effective or be reinstated, and the Term A Loan Obligations shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Term A Loan Obligations is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

PRIMUS TELECOMMUNICATIONS CANADA INC.

By:
Name:
Title:

OBLIGOR:

3082833 NOVA SCOTIA COMPANY

By:
Name:
Title:

ADMINISTRATIVE AGENT:

GUGGENHEIM CORPORATE FUNDING, LLC

By:
Name:
Title:

COLLATERAL AGENT:

GUGGENHEIM CORPORATE FUNDING, LLC

By:
Name:
Title:

LENDER:

ORPHEUS FUNDING LLC

By:	Guggenheim Investment Management, LLC, as Manager

By:
Name:
Title: